April 2, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Home Properties, Inc.  The Annual Meeting will be held on Tuesday, May 5, 2009, at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607.

A Notice of Annual Meeting and a Proxy Statement are attached.  They describe the matters to be acted upon at the Annual Meeting.

I hope that you will join us at the meeting.  Whether you attend or not, your vote on all of the matters described in the Proxy Statement is very important.  Please sign, date and return the enclosed proxy card in the envelope provided.  Alternatively, you may choose to vote by telephone or internet.  Voting by any of these methods before the meeting will insure that your shares are represented at the meeting.

I look forward to seeing you at the meeting.

Sincerely,

HOME PROPERTIES, INC.

Edward J. Pettinella
President and Chief Executive Officer

 HOME PROPERTIES, INC.
Suite 850
Clinton Square
Rochester, New York  14604
_______________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2009
_______________________________________

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Home Properties, Inc. (the "Company") will be held on Tuesday, May 5, 2009 at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607 for the following purposes:

1.	To elect ten directors of the Company to serve until the 2010 Annual Meeting of Stockholders and until their respective successors are elected;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009; and
3.	To consider and act upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.

The Board of Directors of the Company (the “Board” or the “Board of Directors”) set the close of business on March 9, 2009 as the record date for the Annual Meeting.  Only stockholders whose names appear on the stock register of the Company at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements.  (If you hold your stock in the name of a brokerage firm, bank or other nominee, only that entity can vote your shares.  Please give instructions for your shares to be voted to the person responsible for your account.)

There are four ways to vote:
-  by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope;
-  by internet at http://www.proxyvoting.com/hme;
-  by toll-free telephone at 1-866-540-5760; or
-  by written ballot at the meeting.

If you vote by internet or telephone, your vote must be received before 11:59 p.m. Eastern Standard Time on May 4, 2009, the day before the Annual Meeting.  You may change your vote or revoke your proxy at any time before the Annual Meeting:

-  by returning a later dated proxy card;
-  by sending written notice to Ann M. McCormick, Secretary of the Company at 850 Clinton Square,
   Rochester, New York 14604;
-  by entering a new vote by internet or telephone; or
-  by completing a written ballot at the Annual Meeting.

Rochester, New York	By Order of the Board of Directors
April 2, 2009

Ann M. McCormick
Secretary

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY ONE OF THE ABOVE METHODS.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY VOTED.

HOME PROPERTIES, INC.
Suite 850
Clinton Square
Rochester, New York  14604
_______________________________________

PROXY STATEMENT
_______________________________________

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 5, 2009

April 2, 2009
GENERAL INFORMATION

This Proxy Statement is delivered to you in connection with the solicitation of proxies by the Board of Directors of Home Properties, Inc. (the "Company") for use at the 2009 Annual Meeting of Stockholders of the Company (the "Annual Meeting").  The Annual Meeting will be held on Tuesday, May 5, 2009 at 2:30 p.m. at the Dryden Theatre of the International Museum of Photography at George Eastman House, 900 East Avenue, Rochester, New York 14607.  The approximate date on which the enclosed form of proxy and this Proxy Statement are first being sent to stockholders is April 2, 2009.  The principal executive offices of the Company are located at 850 Clinton Square, Rochester, New York 14604.

Who May Vote?

Stockholders of the Company as of the Company’s record date, March 9, 2009, may vote.  On March 9, 2009, there were 32,858,614 shares of the Company’s Common Stock outstanding.  Each share of Common Stock has one vote.

How Do I Vote?

There are four ways to vote:
1.	by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope;
2.	by internet at http://www.proxyvoting.com/hme;
3.	by toll-free telephone at (866) 540-5760; or
4.	by written ballot at the Annual Meeting.

How Does a Proxy Work?

The Company’s Board of Directors is asking for your proxy.  By giving us your proxy, you authorize the proxy holders (Edward J. Pettinella, the Company’s Chief Executive Officer and David P. Gardner, the Company’s Chief Financial Officer) to vote your shares at the Annual Meeting in the manner you direct.

If you vote by any of the above methods but do not specify how you wish to vote your shares, your shares will be voted “for” the election of all nominees for director and “for” the ratification of the appointment of PriceWaterhouseCoopers LLP as the Company’s independent registered accounting firm for 2009.  The proxy holder will also vote shares according to his discretion on any other matter properly brought before the meeting.

Important Notice Regarding the Availability of Proxy Materials
 for the Annual Stockholders Meeting to Be Held on May 5, 2009

This Proxy Statement and the 2008 Annual Report are available at
www.homeproperties.com/Investors

You may receive more than one proxy card depending on how you hold your shares.  For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from them.  In order for you to vote those shares, you must provide instructions to the record holder as provided in their instructions to you.  Even though you have not provided instructions to your record holder, they may vote your shares “for” the election of the nominees for director and “for” the ratification of the independent registered public accounting firm.

What Constitutes a Quorum?

The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Votes withheld, abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present.  A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

What Vote is Required to Approve Each Proposal?

Proposal 1:  The affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for the election of directors.  For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.  Withhold votes are counted as votes cast.

Proposal 2: The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.  For purposes of the vote on Proposal 2, abstentions will not be counted as votes cast and will have no effect on the vote.

Can I Change My Vote?

You may revoke your proxy before it is voted at the meeting by entering a new vote by internet or telephone, by submitting a new proxy with a later date, by voting in person at the Annual Meeting or by notifying the Company’s Secretary in writing prior to the Annual Meeting as follows:  Ann M. McCormick, 850 Clinton Square, Rochester, New York 14604.

Can I Access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and 2008 Annual Report are available on the Company’s website at www.homeproperties.com under the heading “Investors”.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, ten individuals will be elected to serve as directors until the 2010 Annual Meeting and until their successors are elected.

The Board of Directors has nominated Stephen R. Blank, Josh E. Fidler, Alan L. Gosule, Leonard F. Helbig, III, Nelson B. Leenhouts, Norman P. Leenhouts, Edward J. Pettinella, Clifford W. Smith, Jr., Paul L. Smith, and Amy L. Tait to serve as directors (the "Nominees").  Each of the Nominees is currently serving as a director of the Company.  The Board of Directors anticipates that each of the Nominees will serve as a director if elected.

If the Nominees are all elected, the size of the Board of Directors will decrease from eleven members to ten members.  Roger W. Kober, who has been a member of the Board of Directors since 1994, is not eligible to stand for re-election to the Board because he is 75 years old.  The retirement policy for Board members contained in the Company’s Corporate Governance Guidelines provides that a director may not stand for re-election after they have reached the age of 75.  No successor is currently being nominated to replace Mr. Kober.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the Nominees as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

Information Regarding Nominees for Director

Brief biographical descriptions of the Nominees follow.  The information was furnished to the Company by the Nominees.  The information is up to date through March 9, 2009.

Stephen R. Blank, age 63, became a director of the Company on January 1, 2009.  Since 1998, Mr. Blank has been a Senior Fellow of Finance of the Urban Land Institute, a non-profit education and research institute, which studies land use and real estate development policy and practice.  Prior to his association with the Urban Land Institute, he was Managing Director, Real Estate Investment Banking at Kidder, Peabody & Co., Inc., Cushman & Wakefield, Inc. and, most recently, at CIBC Oppenheimer Corp. where he participated in Home Properties' 1994 Initial Public Offering.  Mr. Blank is a Trustee of Ramco-Gershenson Properties Trust, a Director of MFA Financial, Inc. and a member of the Urban Land Institute and National Association of Real Estate Investment Trusts.  He is a graduate of Syracuse University and holds an MBA from Adelphi University.

Josh E. Fidler, age 53, has been a director of the Company since August, 2004.  Mr. Fidler is a Founding Partner of Boulder Ventures, Ltd., a manager of venture capital funds, which has been in operation since 1995.  Since 1985, he has also been a principal in a diversified real estate development business known as The Macks Group.  In 1999, the Company acquired 3,297 apartment units from affiliates of The Macks Group.  Mr. Fidler was also a principal of the entity which owned a 240 unit apartment community which the Company purchased in 2004.  He is a graduate of Brown University and received a law degree from New York University.  Mr. Fidler is a member of the Maryland Region Advisory Board of SunTrust Bank, the Board of Johns Hopkins Medicine and President of the Board of Trustees of The Park School.

Alan L. Gosule, age 68, has been a director of the Company since 1996.  Mr. Gosule is a partner in the New York Office of Clifford Chance.  Prior to August 2005, Mr. Gosule was the Regional Head of Clifford Chance US LLP's Real Estate Department for the Americas.  Prior to 2002, Mr. Gosule was Regional Head of Clifford Chance Tax, Pension and Employment Department for the Americas.  Prior to joining Clifford Chance in 1991, Mr. Gosule was a partner of Gaston & Snow, where he was a member of the Management Committee and Chairman of the Tax Department.  He also served in the Office of Chief Counsel of the Internal Revenue Service from 1966 to 1970.  Mr. Gosule serves on the Boards of Directors of MFA Financial, Inc., F.L. Putnam Investment Management Company and Pioneer GP, the general partner of Pioneer Southwest Energy Partners, L.P.  Mr. Gosule also serves on the Board of Trustees of the Ursuline Academy.  Mr. Gosule is a graduate of Boston University and received a law degree from Boston University Law School.  In addition, he received an LLM in Taxation from Georgetown University.

    Leonard F. Helbig, III, age 63, has been a director of the Company since 1994.  Since September 2002 he has served as a Director of Integra Realty Advisors in Philadelphia.  Between 1980 and 2002 he was employed with Cushman & Wakefield, Inc.  From 1990 until 2002, Mr. Helbig served as President, Financial Services for Cushman & Wakefield, Inc.  Prior to that and since 1984, Mr. Helbig was the Executive Managing Director of the Asset Services and Financial Services Groups.  He was a member of that firm's Board of Directors and Executive Committee.  Mr. Helbig is a member of the Urban Land Institute, the Pension Real Estate Association and the International Council of Shopping Centers.  Mr. Helbig is a graduate of LaSalle University and holds the MAI designation of the American Institute of Real Estate Appraisers.

Nelson B. Leenhouts, age 73, has served as Board Co-Chair since his retirement as Co-Chief Executive Officer effective January 1, 2004.  He had served as Co-Chief Executive Officer, President and a director of the Company since its inception in 1993.  Since its formation, he has also served as a director of Home Properties Resident Services, Inc. (“HPRS”), for which he had also served in various officer capacities prior to his retirement.  Mr. Leenhouts also served as a Senior Advisor to the Company pursuant to an Employment Agreement with a term that expired on December 31, 2006.  In addition, Nelson Leenhouts was employed by the Company to fulfill additional responsibilities with respect to the Company's development activities pursuant to a Development Agreement, the term of which also expired on December 31, 2006.  Mr. Leenhouts subsequently entered into an Employment Agreement with a term that expired on December 31, 2007.  Until December 31, 2008, he continued as an employee of the Company working as a liaison to the development team, but he did not have an employment agreement.  Nelson Leenhouts was the founder, and a co-owner, together with Norman Leenhouts, of Home Leasing, and is currently the sole owner.  Nelson Leenhouts is a graduate of the University of Rochester.  He is the twin brother of Norman Leenhouts and the uncle of Amy L. Tait.

Norman P. Leenhouts, age 73, has served as Board Co-Chair since his retirement as Co-Chief Executive Officer effective January 1, 2004.  He had served as Board Chair, Co-Chief Executive Officer and a director of the Company since its inception in 1993.  Since its formation, he has also served as a director of HPRS.  Mr. Leenhouts also served as a Senior Advisor to the Company pursuant to an Employment Agreement with a term that expired on December 31, 2006.  Prior to January 1, 2006, Norman Leenhouts was a co-owner, together with Nelson Leenhouts, of Home Leasing, where he had served as Board Chair since 1971.  He is currently the Chairman of Broadstone Ventures, LLC and Broadstone Real Estate, LLC, formed to contain the property management business of Home Leasing and of Broadstone Net Lease, Inc., which is a private REIT that invests in net lease properties, as well as Broadstone Asset Management, LLC.  Mr. Leenhouts and his wife are also the sole owners of Knollwood Ventures, Inc., a spin-off from Home Leasing as of January 1, 2006.  He is a member of the Board of Trustees of the University of Rochester, Roberts Wesleyan College and The Charles E. Finney School, where he also serves as Board Chair.  He is a graduate of the University of Rochester and is a certified public accountant.  He is the twin brother of Nelson Leenhouts and the father of Amy L. Tait.

Edward J. Pettinella, age 57, has served as President and Chief Executive Officer of the Company since January 1, 2004.  He is also a director.  He joined the Company in 2001 as an Executive Vice President and director.  He is also the President and Chief Executive Officer of HPRS.  From 1997 until February 2001, Mr. Pettinella served as President, Charter One Bank of New York and Executive Vice President of Charter One Financial, Inc.  From 1980 through 1997, Mr. Pettinella served in several managerial capacities for Rochester Community Savings Bank, Rochester, NY, including the positions of Chief Operating Officer and Chief Financial Officer.  Mr. Pettinella serves on the Board of Directors of Rochester Business Alliance, United Way of Greater Rochester, The Lifetime Healthcare Companies, National Multi Housing Council, Syracuse University School of Business and the Geneseo Foundation Board.  He is also a member of Urban Land Institute.  Mr. Pettinella is a graduate of the State University at Geneseo and holds an MBA Degree in finance from Syracuse University.

Clifford W. Smith, Jr., age 62, has been a director of the Company since 1994.  Mr. Smith is the Epstein Professor of Finance of the William E. Simon Graduate School of Business Administration of the University of Rochester, where he has been on the faculty since 1974.  He has written numerous books and articles on a variety of financial, capital markets and risk management topics and has held editorial positions for a variety of journals.  Mr. Smith is a graduate of Emory University and has a PhD from the University of North Carolina at Chapel Hill.

Paul L. Smith, age 73, has been a director of the Company since 1994.  Mr. Smith was a director, Senior Vice President and the Chief Financial Officer of the Eastman Kodak Company from 1983 until he retired in 1993.  He was a member of the Financial Accounting Standards Advisory Council.  He is currently a director of Constellation Brands, Inc.  He is also a member of the Board of Trustees of the George Eastman House and Ohio Wesleyan University.  Mr. Smith is a graduate of Ohio Wesleyan University and holds an MBA Degree in finance from Northwestern University.

Amy L. Tait, age 50, has served as a director of the Company since its inception in 1993.  Effective February 15, 2001, Mrs. Tait resigned her full-time position as Executive Vice President of the Company and as a director of Home Properties Management, Inc.  She continued as a consultant to the Company pursuant to a consulting agreement that terminated on February 15, 2002.  She founded Tait Realty Advisors, LLC in 2001, and is currently the Chief Executive Officer and a director of Broadstone Ventures, LLC, Broadstone Real Estate, LLC, Broadstone Net Lease, Inc. and Broadstone Asset Management, LLC where she also serves as Secretary.  Mrs. Tait joined Home Leasing in 1983 and held several positions with the Company, including Senior and Executive Vice President and Chief Operating Officer.  She currently serves on the M & T Bank Regional Advisory Board and the boards of the United Way of Rochester, Center for Governmental Research, Allendale Columbia School, Monroe County Center for Civic Entrepreneurship and the Simon School Executive Advisory Committee.  Mrs. Tait is a graduate of Princeton University and holds an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.  She is the daughter of Norman Leenhouts and the niece of Nelson B. Leenhouts.

BOARD MATTERS

Board Composition

The Company is managed by its Board of Directors.  If all of the Nominees are elected, the Board will have ten members.  With Roger W. Kober not eligible to stand for re-election pursuant to the Board’s retirement policy, the Board decided, at least for the current time, to reduce the size of the Board from eleven members to ten.

Board Meetings

The Board holds regular meetings on a quarterly basis.  Pursuant to the Company’s By-Laws, the Board Chair, President or a majority of the Board of Directors may call for a special meeting of the Board.  During 2008, the full Board of Directors met four times, including regular and special meetings.  Each director attended at least 75% of the Board’s meetings.

Board Independence

Ten of the Company’s eleven current Board members are not employed by the Company.  The Board of Directors has determined that seven of the ten non-employee directors are “independent” within the meaning of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) current director independence standards.  The independent directors are: Stephen Blank, Josh Fidler, Alan Gosule, Leonard Helbig, Roger Kober, Clifford Smith and Paul Smith.  Assuming all of the Nominees are re-elected, six of the ten directors will be independent.  This represents more than a majority of the members of the Board of Directors.  The directors determined by the Board not to be independent under the above standards were Nelson Leenhouts, Norman Leenhouts, Edward Pettinella and Amy Tait.

In determining the independence of each director, the Corporate Governance/Nominating Committee of the Board considered any relationships between the Company and the individual director and the director’s immediate family members as required under the applicable standards.  The Board, consistent with the view of the NYSE, determined that the ownership of even a significant amount of stock in the Company is not a bar to a finding of independence.  Consistent with this view of the NYSE, the Board also has determined that ownership of limited partnership units in Home Properties, L.P. (“UPREIT Units”) does not bar the Board from determining that a director is independent.  Messrs. Gosule, Helbig, Kober, C. Smith and P. Smith have no relationship with the Company other than their compensation and benefits as members of the Board and its Committees and ownership of the Company’s Common Stock.

In evaluating the independence of Mr. Fidler, the Corporate Governance/Nominating Committee and the full Board considered the additional relationships between Mr. Fidler and the Company and determined that none of them was material and that Mr. Fidler is independent.  Specifically, Mr. Fidler is a principal in a diversified real estate development business known as The Macks Group.  In 1999, the Company acquired 3,297 apartment units from affiliates of The Macks Group.  As partial consideration for the purchase, Mr. Fidler and members of his family acquired approximately 800,000 UPREIT Units.  Pursuant to the purchase agreement, the Company agreed for a period of ten years not to sell or refinance the apartments in a transaction which would require the sellers to recognize taxable income deferred in connection with the sale.  In addition, the Company agreed to register with the SEC shares of its Common Stock for which the UPREIT Units could be exchanged, to pay dividends on the UPREIT Units comparable to those paid on the Company’s Common Stock, and to provide the holders of the UPREIT Units certain rights to protect their tax and economic interests in the event of a “going private” transaction involving the Company.  The Board determined that these rights are not material to the Company and do not impair Mr. Fidler’s independence from management.  In addition, in 2004, the Company acquired a 240-unit apartment community for $29,496,000 in cash from an entity owned by Mr. Fidler and members of his family. Certain customary representations and warranties by both the Company and the sellers continue to survive, including related indemnity obligations for any breaches.  The Board determined that since no breaches have occurred in the almost five years since the acquisition and since any breaches by either the Company or the sellers would not be material to the Company, the ongoing contractual provisions are not material to the Company and do not impair Mr. Fidler’s independence from management.

Norman Leenhouts is not an independent director because he was employed by the Company until December 31, 2006 and his brother Nelson was employed until December 31, 2008.  Amy Tait was determined not to be an independent director because of her and her family members’ interests in and control over Clinton Square, the building in which the Company has its headquarters as disclosed in “Transactions with Related Persons, Promoters and Certain Control Persons”.  Edward Pettinella is not independent as he is currently employed by the Company.

Board Evaluation

In 2008, each Board member participated in a written self-evaluation of their performance as a Board member as well as an evaluation of the Board as a whole.  The Board and members of senior management also participated in a written evaluation of the Chief Executive Officer.

Director Qualifications

The Board has established certain minimum qualifications for prospective Board members.  These include a successful professional career as well as the potential to contribute to the effectiveness of the Board as a whole.  Specific qualifications or skills that a prospective Board member must possess include candor, trustworthiness, high ethical standards, dedication and the desire to contribute.  Specific expertise must include one of the following:  successful financial, legal, academic, mergers and acquisitions, or business operating/technological experience.

Identifying and Evaluating Nominees for Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Committee develops and updates a list of potential Board candidates that meet the Board qualifications.  Candidates may come to the attention of the Committee through current Board members, stockholders, management or other persons.  To date, the Committee has not utilized the services of a professional service firm to identify potential candidates, but it may do so in the future.  If a vacancy on the Board occurs or is anticipated, the Committee selects candidates to have personal meetings with members of the Committee, the Co-Chairs of the Board and the Chief Executive Officer.  Selected candidates would then be invited to interact with other Board members and management.  A candidate, if acceptable, would then be elected by the Board (in the event of a mid-term vacancy) or be nominated to stand for election at the next annual stockholders’ meeting.

Stockholder Nominees

The Corporate Governance/Nominating Committee will consider director candidates proposed by stockholders on the same basis as it considers other potential candidates for Board membership.  Stockholders may submit nominations, which should include the name and address of the proposed candidate as well as biographical information evidencing that the proposed candidate meets the minimum qualifications and possesses the skills and expertise as required by the Board and as described above under “Director Qualifications.”  The submission must also include the candidate’s written consent to the nomination and to serve if elected.  To be considered for nomination for election at the 2010 Annual Meeting and inclusion in the Proxy Statement for the 2010 Annual Meeting of the Stockholders, stockholder submissions for nomination must be received at the office of the Company in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604, on or prior to December 3, 2009.

Director Communications

Stockholders and other interested parties may communicate with the Board of Directors by sending written materials to the Board or any of the directors, including the non-employee directors as a group and the Chair of the Corporate Governance/Nominating Committee, in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604.  They may also communicate confidentially or anonymously through use of the Company’s hotline at 1-877-888-0002.  The Company’s Secretary will relay all written communications to the Board of Directors or individual members designated by the stockholder or other interested party.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

BOARD COMMITTEES

Audit Committee

The Company has a separately designated standing Audit Committee.  The Audit Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.

The Audit Committee currently consists of Stephen Blank, Alan Gosule, Roger Kober and Paul Smith.  Paul Smith chairs this Committee.  Following the Annual Meeting, and contingent upon their re-election to the Board, the Audit Committee will consist of Stephen Blank, Alan Gosule and Paul Smith with Paul Smith continuing as Chair.  Mr. Blank was added as a member of the Audit Committee on January 1, 2009.

The Audit Committee assists the Board in fulfilling its responsibility for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with applicable laws and regulations including the Company’s own Code of Business Conduct and Ethics, and the Company’s internal and disclosure controls and procedures.  The Audit Committee also selects and oversees the Company’s independent registered public accounting firm.

The Audit Committee has adopted procedures for the receipt, retention and treatment of concerns and complaints about accounting, internal controls and auditing matters.  The Audit Committee oversees the existence of a “hot line” (1-877-888-0002) where such concerns and complaints can be anonymously reported.

The Board of Directors has reviewed the qualifications of each member of the Audit Committee and has determined that each member is independent as required by applicable securities laws and by the listing standards of the NYSE.  No Audit Committee member serves on the audit committee of more than two other public companies.  In the exercise of its business judgment, the Board of Directors has also determined that each member of the Audit Committee is financially literate.  Finally, the Board has determined that each of Stephen Blank, Roger Kober and Paul Smith qualifies as an “audit committee financial expert” as defined by applicable SEC rules, although Mr. Kober is retiring and will no longer serve as a Board member and as a member of the Audit Committee following the Annual Meeting.

The Audit Committee works closely with management and the Company’s independent registered public accounting firm.  It meets quarterly to review the Company’s financial statements, and on other occasions, on an as needed basis.  The Audit Committee met five times in 2008.  Each of the members of the Audit Committee (except for Mr. Blank who did not become a member of the Audit Committee until 2009) attended at least 75% of the Committee’s meetings.  In 2008, the Audit Committee conducted a self-evaluation.

Compensation Committee

The Company has a separately designated Compensation Committee.  The Compensation Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.

The Compensation Committee currently consists of Josh Fidler, Leonard Helbig, Roger Kober and Clifford Smith, each of whom has been determined by the Board to be an independent director.  Leonard Helbig chairs this Committee.  Following the Annual Meeting, and contingent upon their re-election to the Board, the Compensation Committee will consist of Josh Fidler, Leonard Helbig and Clifford Smith, with Mr. Helbig continuing as Chair.

The Compensation Committee reviews and approves, at least annually, the Company’s goals and objectives relevant to compensation of the Company’s executive officers, including the Chief Executive Officer, reviews on an annual basis the performance of the Chief Executive Officer in light of those goals and objectives, recommends to the other directors for approval the Chief Executive Officer’s annual compensation, approves the compensation levels of the other executive officers, reviews significant employee benefit programs, and establishes and administers executive compensation programs.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Senior Vice President of Human Resources and the Company’s General Counsel.  Compensation Committee meetings are regularly attended by the Co-Chairs of the Board, the Chief Executive Officer, the Senior Vice President of Human Resources and the General Counsel.  At each meeting, the Compensation Committee meets in executive session.  The Compensation Committee’s Chair reports the Committee’s recommendation on executive compensation to the Board.

Independent advisors and the Company’s human resources department support the Compensation Committee in its duties and, along with the Chief Executive Officer and Senior Vice President of Human Resources, may be delegated authority by the Compensation Committee to fulfill certain administrative duties regarding the compensation programs.  The Compensation Committee has sole authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.  It reviews the total fees paid to outside consultants by the Company to ensure that the consultants maintain their objectivity and independence when rendering advice to the Compensation Committee.

In 2008, the Compensation Committee retained the services of First Niagara Consulting Group and Mercer (US) Inc.  First Niagara Consulting Group was retained by the Compensation Committee to assist with benchmarking activities as well as to conduct a compensation analysis for all positions below the executive group.  Mercer was retained by the Compensation Committee to provide advice on the structure and terms of the 2008 Stock Benefit Plan and to critique the Compensation Discussion and Analysis included in the 2008 Proxy Statement.

The Compensation Committee also consults with senior management and, in particular, the Chief Executive Officer and Senior Vice President of Human Resources in making determinations about the executive compensation program and the compensation of individual executive officers.

The Compensation Committee met five times in 2008.  Each of the members of the Compensation Committee attended at least 75% of the Committee’s meetings.  In 2008, the Compensation Committee conducted a self-evaluation.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.

Pursuant to its charter, the Corporate Governance/Nominating Committee at all times consists of at least three directors, all of whom are independent directors and two of whom are the Chairs of the Audit and Compensation Committees.   This Committee currently consists of Alan Gosule, Leonard Helbig, Clifford Smith and Paul Smith, each of whom has been determined by the Board to be an independent director.  Clifford Smith chairs the Corporate Governance/Nominating Committee. Following the Annual Meeting, and contingent upon their re-election to the Board, the Corporate Governance/Nominating Committee will continue to consist of Alan Gosule, Leonard Helbig, Clifford Smith and Paul Smith, with Clifford Smith continuing as Chair.

The Corporate Governance/Nominating Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, evaluates the size, composition and organization of the Board, monitors implementation of specific corporate governance initiatives, reviews any stockholder proposals submitted to the Company and oversees the evaluation of the Board and the Chief Executive Officer.

The Corporate Governance/Nominating Committee met four times in 2008.  Each of the members of this Committee attended at least 75% of the Committee’s meetings.  In 2008, the Corporate Governance/Nominating Committee conducted a self-evaluation.

Real Estate Investment Committee

The Company has a separately designated Real Estate Investment Committee.  The Real Estate Investment Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.” In addition, the Company will provide a copy of the Charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.  The charter for the Real Estate Investment Committee requires that it consist of at least three directors, at least a majority of whom shall be non-employee directors.

Josh Fidler, Leonard Helbig, Nelson Leenhouts, Edward Pettinella and Amy Tait are the current members of the Real Estate Investment Committee.  Amy Tait chairs this Committee.  Following the Annual Meeting, and contingent upon their re-election to the Board, the Committee will continue to consist of Josh Fidler, Leonard Helbig, Nelson Leenhouts, Edward Pettinella and Amy Tait, with Amy Tait continuing as Chair.

The purpose of the Real Estate Investment Committee is to review potential acquisitions, dispositions and developments and to approve, or to recommend to the full Board for approval, acceptable transactions pursuant to the authorization parameters established by the Board.

The Real Estate Investment Committee met six times in 2008.  Each of the members of this Committee attended at least 75% of the Committee’s meetings.  In 2008, the Real Estate Investment Committee conducted a self-evaluation.

BOARD COMPENSATION

In 2008, the Company paid its non-employee directors an annual stipend of $30,000.  An additional stipend in the amount of $10,000 was paid to the Chair of each of the committees.  Norman Leenhouts was paid an additional annual stipend of $100,000 for his services as Co-Chair and for additional services to be rendered in connection with the Company’s property acquisition and disposition activities.  Non-employee directors were also paid $1,400 for attendance (in person or by telephone) at each Board and committee meeting.  All of the amounts are paid quarterly.  In addition, in 2008, each of the non-employee directors was issued 1,098 shares of restricted stock and 3,957 options pursuant to the Company’s 2008 Stock Benefit Plan.  The options were issued at an exercise price of $52.56 per share, which was the closing price of a share of the Company’s Common Stock on the date of grant, which was the date of the 2008 Annual Meeting.

In 2009, the non-employee directors continue to be paid the same stipend, additional Chair stipend and meeting fees as they were paid in 2008.  Since he is no longer an employee of the Company, commencing January 1, 2009, Nelson B. Leenhouts is being paid compensation as a director on the same basis as Norman Leenhouts, the other Co-Chair, including the additional $100,000 annual stipend, which Nelson Leenhouts will receive for his services as Co-Chair and for additional services to be rendered in connection with the Company’s development activities.  It is expected that the Board will consider whether to make any changes to Board compensation at its May 2009 meeting.  At that time, it will also evaluate and approve any additional equity awards for the non-employee directors.  For 2009, the Board has approved the payment of an additional annual allowance in the amount of $30,000 to each of Nelson Leenhouts and Norman Leenhouts to reimburse them for costs associated with offices and administrative support that were previously provided by the Company.

Under the Second Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) approved by the stockholders at the 2005 Annual Meeting, the non-employee directors can defer up to 100% of their total annual cash compensation (including meeting fees) for three, five or ten years and their compensation in the form of restricted stock for five or ten years.  The Company matches 10% of the deferred cash amount, which amount vests after three years.  A "phantom" stock account is established for each of the director and the Company contribution amounts.  Each deferral and the Company contribution is reflected by crediting those accounts with the phantom equivalent of the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value as of the day before the compensation would otherwise have been paid, or with the number of shares of restricted stock deferred.  Participants' accounts are also credited with the number of shares of the Company's Common Stock that could be purchased with hypothetical dividends that would be paid with respect to shares previously allocated to the accounts on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”).  Payments out of the deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.  The Director Deferred Compensation Plan is designed to provide substantially the same benefits to the non-employee directors as are provided to eligible employees under the Company's Deferred Bonus Plan (the “Deferred Bonus Plan”).

Directors of the Company who are employees of the Company do not receive any compensation for their services as directors. All directors are reimbursed for their expenses incurred in attending directors' meetings.

The following table summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2008.  There are no amounts to report in the Non-Equity Incentive Plan Compensation and the Change in Pension Value and Nonqualified Deferred Compensation Earnings columns so these have not been included on the table.

2008 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Josh E. Fidler	51,000	82,946	17,460	13,800	165,206
Alan L. Gosule	52,400	86,506	22,895	16,780	178,581
Leonard F. Helbig III	70,800	94,002	22,895	18,253	205,950
Roger W. Kober	51,000	84,250	30,175	17,124	182,549
Norman P. Leenhouts(5)	155,200	87,032	14,562	9,193	265,987
Clifford W. Smith Jr.	65,200	93,442	22,895	20,417	201,954
Paul L. Smith	63,800	91,753	22,895	15,401	193,849
Thomas S. Summer	28,700	92,424	2,898	7,460	131,482
Amy L. Tait	55,400	86,506	22,895	15,058	179,859

(1)           Thomas Summer is listed on this table since he served as a director until the 2008 Annual Stockholders’ Meeting on May 1, 2008.  Mr. Summer did not stand for re-election as a director at the 2008 Annual Meeting because of responsibilities associated with a new employment position.  Nelson Leenhouts is not listed on this table since he was an employee of the Company in 2008 as described in “Transactions with Related Persons, Promoters and Certain Control Persons” on page 36.  Mr. Leenhouts did not receive any compensation for his services as a director in 2008.

(2)           Each of the listed directors, except for Mr. Thomas Summer, was granted 1,098 shares of restricted stock in 2008.  This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2008 for the fair value of restricted stock granted in 2008 as well as prior years, in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”).  The amounts represent the Company’s accounting expense for 2008 for these awards and do not equal the value that will be received by the directors.  The grant date fair value for the restricted stock issued in 2008 was $54,999, which was calculated using the closing price of the Company’s Common Stock on the date of grant.  For additional information, refer to Note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC.  To the extent that a director has elected to participate in the Deferred Compensation Plan, this column also includes the value of the 10% Company match as recorded on the Company’s financial statements in 2008.  Of the amounts listed in this column, the following amounts represent the value of the Company match:   Mr. Leonard Helbig $7,496; Mr. Norman Leenhouts $15,936; Mr. Clifford Smith $6,936.

(3)           Each of the listed directors, except for Mr. Thomas Summer, was granted options to purchase 3,957 shares of the Company’s Common Stock in 2008.  This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2008 for the fair value of stock options granted to each of the directors in 2008 as well as prior years, in accordance with SFAS 123R.  These amounts represent the Company’s accounting expense for 2008 for these awards and do not equal the value that will be received by the directors.  The grant date fair value of these options was $5.52 per share or $21,843 in the aggregate per director.  This value was calculated using the Black-Scholes formula.  For additional information on the valuation assumptions with respect to the 2008 grants as well as the grants made prior to 2008, refer to Note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC.

(4)           This column includes:  (a) dividends paid on all shares of restricted stock held by each of the listed directors whether receipt of the restricted stock was deferred or not; plus (b) value of all hypothetical dividends paid in 2008 on the 10% Company match shares in the listed director’s deferred compensation account.  In addition, this column includes $4,155 for each of the directors, except for Mr. Thomas Summer.  This amount represents compensation for the difference between the approved option value of $26,000 and the value of the options actually issued using the Black-Scholes formula.

(5)           In addition to the above amounts, Norman Leenhouts received $30,678 in dividends paid in 2008 on shares of restricted stock issued to him when he was still an employee of the Company.

The following table shows the aggregate number of outstanding shares of restricted stock and options held by each non-employee director at December 31, 2008.

Name	Restricted Shares(1)	Unvested Options	Vested Options

Josh E. Fidler	3,913	10,954	750
Alan L. Gosule	4,313	12,354	17,350
Leonard F. Helbig III	4,613	12,354	10,350
Roger W. Kober	4,313	12,354	10,350
Norman P. Leenhouts	3,704	33,619	50,748
Clifford W. Smith Jr.	4,613	12,354	17,350
Paul L. Smith	4,313	12,354	3,150
Amy L. Tait	4,313	12,354	4,750

(1)           Some of the directors deferred receipt of their restricted stock pursuant to the Director Deferred Compensation Plan.  This column includes those shares as follows:  Alan Gosule 1,275 shares; Leonard Helbig 3,673 shares; Roger Kober 2,275 shares; Norman Leenhouts 1,098 shares and Clifford Smith 3,673 shares.

CORPORATE GOVERNANCE

Code of Ethics

A significant part of the Company’s culture is the focus on “doing the right thing.”  The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) to embody the Company’s commitment to continue to conduct business in accordance with the highest ethical standards.  That Code of Ethics was recently revised.  The Code of Ethics applies to all employees and directors of the Company.  The Code of Ethics covers such topics as conflicts of interest, proper use of Company property, complete and accurate reporting and disclosure of its business and financial results and compliance with laws.  Each employee and each member of the Board of Directors is required on an annual basis to acknowledge that they have received a copy of and reviewed the Code of Ethics and to disclose any situation that may conflict with the provisions of the Code of Ethics.

The Company has also adopted a Code of Ethics for Senior Financial Officers (“Senior Financial Officer Code of Ethics”) that applies to the Chief Executive Officer, Chief Financial Officer, Treasurer and Controller.  These individuals also are required to comply with the Code of Ethics.

The Code of Ethics and Senior Financial Officer Code of Ethics meet the definition of “Code of Ethics” under the rules and regulations of the SEC and the listing standards of the NYSE.  Both Codes are available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the Codes to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, Inc., 850 Clinton Square, Rochester, NY 14604.  Amendments to the Code of Ethics and Senior Financial Officer Code of Ethics that apply to the executive officers and directors of the Company and any waivers granted thereunder to those individuals will be posted on the Company’s website.  The Audit Committee of the Board of Directors monitors the implementation and enforcement of both Codes.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines (the “Guidelines”) which meet the requirements of the listing standards of the NYSE and cover such topics as director qualifications and responsibilities, director access to management, and director orientation and continuing education.  Some specific policies included in the Guidelines follow.

Retirement Age.  The retirement age for directors is 75.

Change of Employment.  Any director who changes jobs or employers or otherwise experiences a significant change in job responsibilities is to submit a letter to the Board offering to resign as a Board member.

Other Boards.  Without the approval of the Corporate Governance/Nominating Committee, directors may not serve on the boards of more than two additional public companies.

Stock Ownership.  Within five years of becoming a director of the Company, directors are required to have equity in the Company having a then current value of not less than $100,000.

Meeting Attendance.  Directors are expected to attend each annual stockholders’ meeting, all Board meetings and meetings of the Committees on which they serve.  All of the then current directors attended the 2008 Annual Meeting of Stockholders.

Executive Sessions.  The non-management directors are to meet at least quarterly in executive sessions and, at least once per year, without any directors who are not independent directors.  The Chair of the Corporate Governance/ Nominating Committee presides at the executive sessions.

A copy of the Guidelines is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the Guidelines to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, Inc., 850 Clinton Square, Rochester, NY 14604.

Stock Option Restrictions

The 2003 Stock Benefit Plan and the 2008 Stock Benefit Plan include some features that are designed to closely align the interests of management with those of the stockholders.  Options may not be repriced.  Options granted to directors and executive officers do not vest automatically upon retirement but continue to vest as scheduled.  Directors and the executive officers of the Company may receive cash on an exercise only in an amount sufficient to pay the exercise price and related taxes and must hold an equivalent number of shares as were issued on an option exercise for a one-year period.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company's mission is to maximize long-term stockholder value by acquiring, repositioning, developing, and managing market-rate apartment communities while enhancing the quality of life for its residents and providing employees with opportunities for growth and accomplishment. The Company’s vision is to be a prominent owner and manager of market-rate apartment communities located in selected high barrier, high growth markets.

The Company's long-term business strategies include: (i) aggressively managing and improving its communities to achieve increased net operating income; (ii) acquiring additional apartment communities with attractive returns at prices that provide a positive spread over the Company's long-term cost of capital; (iii) developing new apartment communities on entitled land, on land adjacent to existing owned communities and where there are density opportunities to replace existing garden apartments with mid- or high-rise structures; (iv) disposing of properties that have reached their potential, are less efficient to operate, or are located in markets where growth has slowed to a pace below the markets targeted for acquisition; and (v) maintaining a strong and flexible capital structure with cost-effective access to the capital markets.

The Company's executive compensation philosophy supports its mission of creating long-term value for stockholders and rewards successful execution of its vision and business strategies outlined above.  The Company believes that its success in achieving these goals is, in large part, attributable to the performance and dedication of its employees and, in particular, to the leadership efforts of its executive officers.  It is therefore important that the interests of executives be aligned closely with the interests of stockholders.

The Company’s executive compensation program for its chief executive officer, chief financial officer and the three other most highly compensated executive officers (our “Named Executive Officers”) has the following key objectives:

•
Attraction and Retention: The Company seeks to attract and retain highly capable executives both from within and outside the multifamily REIT industry by offering a competitive total compensation package.

•	Motivation: The Company endeavors to motivate its executives to maximize the long-term value of the Company by achieving certain operational and financial goals.

•
Linkage: The Company’s executive compensation program is tied directly to the operating, financial and stock performance of the Company since the payout under the bonus plan and the value of equity awards are directly impacted by that performance.  By so ensuring that executives are rewarded in step with the Company’s performance, their interests are aligned with the interests of the Company’s stockholders.

Oversight of the Executive Compensation Program

The Compensation Committee (the “Committee”) is responsible for, among other things, establishing, administering and reviewing compensation plans and policies for executive officers and ensuring that these executive officers are compensated in a manner consistent with the philosophy and objectives outlined above.  The Committee also administers the Company's stock option plans (including reviewing and approving stock option grants and other awards to executive officers), reviews and approves the Company's goals and objectives relevant to compensation of the executive officers and considers the structure of the Company's compensation program as it applies to all employees.  When appropriate, the Committee recommends to the full Board changes to the executive and the general compensation plans.  In addition, on an annual basis, the Committee makes specific compensation recommendations to the Board relating to the Company's Chief Executive Officer and approves the compensation for the other executive officers.

For additional information on the members of the Committee and on the structure, scope of authority, and operation of the Committee, see “Compensation Committee” on page 8.

Setting Executive Compensation

Guiding Principles

It is the Committee's practice to provide a balanced mix of fixed compensation, in the form of salary and 401(k) savings plan match, and incentive compensation both short-term, in the form of the annual incentive (bonus), and long-term, in the form of options and restricted stock in order to align the current and long-term interests of executives with that of stockholders and to encourage executives to act in the interest of stockholders. The Committee takes into account the aggregate amount and mix of all components of compensation, when considering compensation decisions affecting the Chief Executive Officer and the other executive officers.  In addition, when reviewing executive compensation, the Committee also takes into account the appreciation or loss due to options and restricted stock granted by the Company.  Although the Committee does not target a specific level of compensation relative to industry peers, for a typical year it generally seeks to provide total compensation (consisting of base salary, annual  incentives and equity incentives) between the 50th and 75th percentile of the market with factors such as market capitalization of the peers, an individual’s job performance and length of service, the current recruiting or retention market for the position and the value of the position impacting where the compensation for a particular executive falls within that range.

The Committee believes it is necessary to appropriately balance the total package and ensure that each component of the package contributes appropriately to the achievement of the objectives of the executive compensation program in order to provide a market-competitive level of compensation and benefits, as well as to ensure the health of the Company, which benefits employees and stockholders alike.  It is the Committee's practice to discuss and evaluate data and make the most significant compensation decisions in a multi-step process over more than one meeting, so that Committee members have the ability to consider and discuss alternative courses of action, to request additional information as necessary and to raise and discuss related questions.

As part of its annual review process, the Committee reviews three tally sheets outlining the Chief Executive Officer’s compensation: (1) a three-year computation of total compensation broken down by each individual compensation component; (2) equity grants and stock ownership; and (3) compensation payable as a result of the CEO’s termination under various scenarios.  Each component of compensation is evaluated first separately and then as a whole against achievement of established financial performance measures, corporate objectives and peer group market data described below (see “Competitive Benchmarking”).  All tally sheets are considered and influence the final recommendation regarding CEO compensation made by the Compensation Committee to the full Board for approval.  The full Board also considers written evaluations of the Chief Executive Officer’s performance completed by each member of the Board as well as each of the executive officers who report directly to the CEO.  The Board meets in executive session to approve each element of the compensation package for the Chief Executive Officer.

Role and Responsibilities

The Compensation Committee has sole authority under its Charter to retain advisors and consultants as it deems appropriate.  In 2008, the Committee retained First Niagara Consulting to assist it with its benchmarking activities as described below as well as to conduct a compensation analysis for all positions below the executive group.  The Committee also retained Mercer (US) Inc. to critique the Company’s Compensation Discussion & Analysis disclosed in its 2008 Proxy Statement and to provide advice on the structure and terms of the Company’s 2008 Stock Benefit Plan.

In addition to considering input provided by its outside advisors and consultants, the Committee also considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers.  In particular, the Chief Executive Officer annually reviews the performance of each of the executive officers.  He also works with the Company’s human resources team to evaluate each component of compensation paid to the other executive officers separately and then as a whole against industry data, achievement of corporate and personal objectives and financial performance.  The conclusions reached and recommendations for each compensation component for each of the executive officers are presented to the Committee.  The Committee can exercise its discretion in modifying any recommended component of the executives’ compensation.

 The Company's human resources team supports the Committee and its work and, in some cases, acts pursuant to delegated authority to fulfill various functions in administering the Company's compensation programs.

Competitive Benchmarking

As part of its consideration as to the appropriateness of the executive officers' compensation, the Committee reviews market data for executives in the residential sector classification of real estate companies and for executives in comparably-sized companies in the services industry.  The primary benchmark used in 2008 by the Committee for the Chief Executive Officer's compensation, as well as the compensation of the other Named Executive Officers, was the peer group in the multifamily REIT industry (the “Industry Peer Group”).  This is substantially the same peer group that is used to calculate the Net Operating Income component of the bonus payable pursuant to the Company's Incentive Compensation Plan.  See “Annual Incentive Awards” beginning on page 17.  The Industry Peer Group consists of companies against which the Committee believes it competes for talent and for stockholder investment. The Committee recognizes that the members of the Industry Peer Group vary in terms of the size of their market capitalization and takes this variation into account in its use of related data.  In connection with compensation decisions made in 2008, the Industry Peer Group was comprised of the following companies:

•	Apartment Investment & Management Company
•	AvalonBay Communities, Inc.
•	BRE Properties, Inc.
•	Camden Property Trust
•	Equity Residential
•	Essex Property Trust, Inc.
•	Mid-America Apartment Communities, Inc.
•	UDR, Inc.

Industry Peer Group compensation data is taken from their most recently available proxy statements and analyzed by the Company’s human resources team under the direction of the Committee with the assistance of First Niagara Consulting.  In order to have available more current data, the Compensation Committee decided that for 2009 and beyond it would delay all compensation decisions, except for the amount of the bonus payable with respect to service the prior year, for the Company’s executive officers and the directors from its February meeting, when those decisions had historically been made, until its May meeting.  By May, the Industry Peer Group should have issued their annual proxy statements.  The amount of the bonus for the prior year’s service will continue to be determined at the Committee’s February meeting when actual results for the prior year are available.

Industry Peer Group compensation data is supplemented by survey data (collectively, the “Survey Data”) obtained from the National Association of Real Estate Investment Trusts (“NAREIT”), which is the trade association for REITs and publicly traded real estate companies with an interest in U.S. property and investment markets and from Watson Wyatt and Mercer, global human resource consulting and survey firms.  The compensation data from NAREIT reflects the real property sector classification (including multifamily and other real estate sectors) and the compensation data from Watson Wyatt and Mercer reflects services industry companies with comparable revenue within the New York/Northeast and Mid-Atlantic regions.

In 2008, for the Chief Executive Officer and the Chief Financial Officer, the Committee primarily used the Industry Peer Group data to determine the appropriate level of compensation.  For the other Named Executive Officers, peer group data is not as readily available as positions and the responsibilities associated with the positions vary from company to company.  Therefore, with respect to other Named Executive Officers, the Committee and the Chief Executive Officer relied more heavily on the Survey Data in their compensation deliberations.  In certain instances, some interpolation between market data points was made as the responsibilities associated with a Named Executive Officer’s position did not match the responsibilities described as being associated with the data point.

Based on the data reviewed by the Committee, the Chief Executive Officer’s total compensation for 2008 was set at approximately 70% of the average amount paid to the CEOs of the Industry Peer Group and at the 55th percentile of that paid to CEOs according to the Survey Data.  Also, according to the Survey Data, the total compensation paid to the remaining Named Executive Officers in 2008 ranged between the 80th and 90th percentile of that paid to similar executives (after some interpolation as described above).  Based on the very favorable financial and operational performance of the Company in 2008, the Compensation Committee was comfortable with the amount, balance and structure of the compensation provided to the Named Executive Officers in 2008.

In addition to the decision to defer some of the executive and director compensation decisions until later in the year when more current proxy data is available during 2008, the Committee also decided to broaden the group of companies against which it benchmarks compensation decisions.  The Committee recognized that a number of consolidations and other events had reduced the size of its industry peer group to a level that might not provide an adequate data base.  The Committee examined industry best practices relative to peer group size and composition to guide selection of a broader more robust peer group.  After extensive study, with the assistance of First Niagara Consulting, the Committee concluded that for 2009 and beyond, its compensation deliberations would include comparisons to the compensation programs of the Industry Peer Group plus 14 additional non-multifamily REITs considered reasonably comparable in size and business scope.  The companies selected represented a cross-section of business strategies, management structures, asset class, and geographic footprints.  These additional companies are:

•	Brandywine Realty Trust
•	CBL & Associates & Properties
•	Colonial Properties Trust
•	Corporate Office Properties Trust
•	Cousins Properties
•	Duke Realty Corp.
•	Federal Realty Investment Trust
•	First Industrial Realty Trust
•	Highwoods Properties
•	Liberty Property Trust
•	MACK-CALI Realty Corporation
•	Regency Centers Corp.
•	Taubman Centers
•	Weingarten Realty Investors

The Compensation Committee will periodically review and update the companies that comprise its benchmarking group.

2008 Executive Compensation Components

For 2008, the primary elements of compensation for the Named Executive Officers were:

•	base salary,
•	annual incentive awards,
•	long-term equity incentive awards,
•	deferred compensation, and
•	retirement and other benefits

The amount of cash compensation paid in 2008 in the form of salary and bonus in proportion to total compensation for the Named Executive Officers ranges from 53% to 62%, with the Chief Executive Officer receiving the lowest percentage of his total compensation in the form of cash.   The Chief Executive Officer also received a higher percentage of his cash compensation in the form of bonus rather than salary.  This is consistent with the Committee’s philosophy that the proportion of an individual’s total compensation that varies with Company performance should increase as the individual’s total compensation and business responsibilities increase.

Base Salary

The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salaries for the executive officers, including the Named Executive Officers, are established based on the individual’s job responsibilities, performance and experience, including specific experience in the position, the Company’s overall budget for merit increases and the competitive environment.  On an annual basis, the Committee reviews and approves salary adjustments for the executive officers, other than the Chief Executive Officer, based on a review of competitive market data, an assessment of Company performance, as well as recommendations of the Chief Executive Officer. With respect to salary adjustments for the Chief Executive Officer, the Committee reviews competitive market data, assesses the annual performance reviews for the Chief Executive Officer completed by each member of the Board of Directors and his direct reports, assesses Company performance, and, after extensive discussion at a Committee executive session, makes a recommendation to the full Board for approval during a Board executive session.

While the individual performances of the Named Executive Officers in 2007 as well as the Company’s financial performance were very favorable, the Committee and Named Executive Officers mutually agreed to forego base salary increases in 2008 in light of the then current as well as anticipated adverse economic conditions.  The approved annual base salaries for the Named Executive Officers for 2008 are listed on the “Summary Compensation Table” on page 24.

Annual Incentive Awards

The Company’s Amended and Restated Annual Incentive Plan (the “Bonus Plan”) was approved by the Board in February 2005 and is an annual cash incentive program that motivates executive officers and certain other full-time employees to maximize the Company's annual operating and financial performance and reward participants based on the Company’s annual performance. The Committee annually reviews the Bonus Plan to ensure it continues to provide the appropriate level and type of motivation consistent with the Company’s strategic, operational and financial objectives.

Bonus Plan participants are eligible to earn a cash incentive award based upon the Company’s performance on two measures: (1) growth in the Company’s funds from operations (“FFO”) on a per share diluted basis from the previous year, and (2) growth in “same store” (for 2008, this was properties owned since January 1, 2007) net operating income (“NOI”) from the previous year as compared to the NOI growth for the companies in the Industry Peer Group.  When evaluating the appropriate metrics to use in the Bonus Plan, the Committee considered the Company’s strategic, operational and financial objectives, as well as industry-specific metrics typically used by peers, investors and analysts for measuring financial success.  FFO is considered by the Committee to be an important indicator of the Company’s overall financial performance and is therefore given a 75% weighting in determining incentive payments.  The Committee has discretion in determining the calculation of FFO for purposes of the Bonus plan and may approve the exclusion, (in whole or in part) of certain non-recurring items from the Company’s published FFO results based on extraordinary events such as catastrophic natural disasters or other adverse events outside of the control of management as well as the receipt of income not related to the operations of the Company’s business.  The Bonus Plan specifically provides that gains and losses on sale and impairment charges are not to be included in the calculation of FFO.  Any item excluded from the calculation of FFO in any year is also excluded from the base for purposes of calculating FFO growth the following year.  Same store NOI relative to the Industry Peer Group, which is considered by the Committee to be an important driver of real estate property values and thus stockholder value, receives a 25% weighting.  The Committee periodically reviews the Bonus Plan metrics and their respective weightings to ensure consistency with the Company’s business objectives.

When designing the Bonus Plan, the Committee identified a range of financial performance for both FFO and NOI that reflected expected revenue growth and economic conditions inherent in the Company’s strategic plan.  Unlike bonus plans adopted by many of the Industry Peer Group, the Company’s Bonus Plan includes a range of possible outcomes rather than performance targets.  In consideration of the degree of difficulty associated with achieving that range of FFO and NOI performance, the Committee specified that 4.0-12.0 bonus units could be earned.  The Committee also established a ceiling and a floor of expected financial performance for both the FFO and NOI metrics.  At the beginning of each year, the Committee reviews the ceiling and the floor of the Bonus Plan.  If industry conditions merit, the Committee recommends to the Board that the ceiling or floor be revised.  The ceiling is intended to represent a difficult to achieve level of performance and the floor to represent a modest (but not poor) level of performance.  In the event the Company experiences financial performance in either FFO or NOI below the floor or above the ceiling, the Committee has complete discretion in determining bonus unit award levels that it will recommend for the Board’s approval.  In such an event, the issues the Committee considers, among others, are economic conditions, the Company’s performance relative to the Industry Peer Group and extraordinary events.

At the beginning of each year, the Committee assigns a bonus factor to the Chief Executive Officer and, with input from the Chief Executive Officer, assigns a bonus factor to each of the other Named Executive Officers.  It is the Committee's philosophy that the proportion of an individual's total compensation that varies with individual and Company performance should increase as the individual's business responsibilities increase.  Bonus factors therefore range from 1% to 13%, depending on an individual’s role and responsibility.  The bonus factor assigned to each of the Named Executive Officers for 2008 can be found on page 25 in footnote 5 to the “Summary Compensation Table”.   The annual bonus earned is equal to a participant’s salary times the participant’s bonus factor times bonus units earned, plus or minus discretionary performance factors as described below.  The Committee expects that, under normal economic conditions, the Named Executive Officers will earn bonus payments equal to approximately 50% to 75% of their base salaries and the Chief Executive Officer will earn bonus payments approximating equal to 100% of his base salary.  There is no target bonus for any executive.  By basing the bonus on year-over-year change in FFO, rather than absolute FFO, the Company’s bonus payments are sensitive to performance, which may cause the amount of the payments to vary significantly from year to year.  For 2008, because of extraordinary operational and financial performance, the bonuses paid exceeded typical expectations.

For 2008, the Company reported FFO (calculated as provided for in the Bonus Plan) of $3.65 per share.  For 2007, the Company had reported FFO (calculated as provided for in the Bonus Plan) of $3.24 per share.  This represents growth of 12.7%.  The Bonus Plan provides that for FFO growth of 7% and above, there is a ceiling of 9 bonus units that may be awarded.

For 2008, the Company reported same store NOI growth of 3.3%.  This exceeded the Industry Peer Group’s reported results and, pursuant to the formulas included in the Bonus Plan, resulted in the award of 1.31 bonus units relating to the NOI growth metric.  This is above the floor and below the ceiling for the NOI metric.  Adding the FFO-related bonus units (9.0) to the NOI related bonus units (1.31) resulted in a total bonus payout of 10.31 bonus units.

The Committee has discretion for determining and recommending to the Board what portion of the annual cash bonus otherwise earned should be paid to the Chief Executive Officer.  In making its determination as to what portion of the 2008 annual incentive (payable in 2009) should be paid to the Chief Executive Officer, the Committee considered a variety of factors including leadership and managerial competencies, execution of the Company’s business plan and overall business strategy, the Company’s absolute and relative financial performance as well as results from the performance appraisals completed by directors and the Chief Executive Officer’s direct reports.   Specifically for 2008, the Committee considered the following:

•
Management achieved all of the Board-sanctioned financial objectives for 2008 relating to FFO and NOI growth, narrowing the difference between the Company’s stock price multiple and that of the Industry Peer Group, acquisitions and dispositions and growth of the development pipeline.

•	The Company ranked second in the Industry Peer Group in terms of total return to stockholders for 2008, 2007 and for the three-year period ended on December 31, 2008.

•
Several important initiatives led by the Chief Executive Officer and the senior management team were successfully completed in 2008, including significant expense reduction, implementation of a new web-based property management system, growth in unencumbered assets and reduction in employee turnover.

Based on the Committee’s consideration of all of these factors, in February 2009, the Committee recommended and the Board approved payment to the Chief Executive Officer of 100% of his 2008 annual incentive.  With respect to determination of final annual incentive awards to other executive officers, including the Named Executive Officers other than the Chief Executive Officer, up to 50% of the award payment is discretionary.  The Chief Executive Officer determines what portion of the annual incentive otherwise earned should be paid to the executive officers through the evaluation of three performance criteria: (1) results of the participant’s department, (2) the participant’s performance, and (3) the participant’s relative influence on the Company’s performance.  Based on the Chief Executive Officer’s consideration of all of these criteria, each of the other Named Executive Officers received 100% of their 2008 annual incentive.  From time to time, the Committee may decide to provide in excess of 100% of the incentive award calculated under the Bonus Plan in recognition of extraordinary efforts.  Reasons for this extra payment could include successful completion of a special project, singular leadership on an important initiative and a temporary or short-term significant increase in job responsibilities.  No amounts in excess of 100% were awarded to the Named Executive Officers with respect to their 2008 annual incentive.

On an annual basis, the Company enters into a Bonus Repayment Agreement with each of the Named Executive Officers and all other executive officers, which states that the Company may recover cash incentive compensation in the event of a restatement of financial results.  Under the Agreement, each executive is required to return to the Company so much of the cash bonus paid to them for services rendered during the restated period that would not have been paid if the restated financial results had been originally stated correctly.

Awards made to the Named Executive Officers under the Bonus Plan in 2009 for performance in 2008 are reflected in the Summary Compensation Table on page 24.

Long-Term Equity Incentive Awards

Equity incentive awards are provided to the Company’s Named Executive Officers, as well as other key employees, in order to increase their personal stake in the Company’s success and motivate them to enhance the long-term value of the Company. Although the Committee does not target a specific mix of equity versus cash compensation when setting awards each year, it does strive to deliver a relatively large portion of the Named Executive Officers’ overall compensation in the form of equity.  The “Summary Compensation Table” demonstrates that most of the increase in total compensation paid to the Named Executive Officers over the prior three years has been in the form of increased equity grants.

By using a mix of stock options and restricted stock, the Company is able to encourage employees to seek long-term appreciation in the value of the Company's Common Stock and retain key employees.  On an annual basis, the Committee reviews and approves the equity incentives to be issued to each of the Named Executive Officers for that year.  At the same time, it makes a recommendation relating to the Chief Executive Officer to the full Board for approval at an executive session.

In determining equity incentive awards for 2008, the Committee reviewed stock compensation of the Chief Executive Officer and each of the other executive officers in light of various factors including both Company and individual performance for the prior year, the other elements of their compensation, their overall equity interest in the Company, a comparison to the Industry Peer Group and the value of long-term compensation paid to other executive officers of the Company. For 2008, the Committee determined that a mix of 55% restricted stock and 45% options was appropriate for the senior executives.

The level of stock awards to be granted is based on the value of the grant rather than a fixed number of shares.  The Committee adjusts the value and the mix on an annual basis depending on various factors including the competitiveness of the executive’s overall total compensation and the executive’s performance.  There is no established target for long-term equity incentive awards for any of the Named Executive Officers either as a dollar value or as a percentage of their total compensation.  Rather the Compensation Committee reviews this component of each Named Executive Officer’s total compensation on an annual basis.

Equity incentive awards made to the Named Executive Officers in 2008 are described in the 2008 Grants of Plan-Based Awards Table on page 26.

In 2009, the Committee formalized its grant practice policy.  As has always been the case, the value of restricted shares awarded and the exercise price of options granted is the price of a share of the Company’s Common Stock as of the close of business on the grant date.  With respect to the annual issuance of options and restricted stock, the grant date will be set by the Compensation Committee at its first meeting each year and must: (1) be a business day on or after the date that the grant is approved by the Compensation Committee or the Board of Directors, as applicable; and (2) must occur during the trading window (pursuant to the Company’s Procedures and Guidelines Governing Insider Trading and Tipping) next following the approval date.  With respect to equity issuances to new employees, the grant date will be the first day of the trading window following the date of the next regularly scheduled Compensation Committee meeting to occur following the hire date.  This policy ensures that grants are made shortly after earnings announcements so that the market has fully adjusted for the results before the grants are made.

Deferred Compensation

The Company also has a Deferred Bonus Plan which permits certain employees, including the Named Executive Officers, to defer up to 100% of their annual cash bonus awarded under the Bonus Plan for three, five or ten years.  As additional incentive for deferring the receipt of annual cash bonuses, the Company matches 10% of the amount deferred.  The Company match vests after three years.  The purpose of the Deferred Bonus Plan is to assist key employees with their individual tax and financial planning and to permit the Company to remain competitive in attracting, retaining, motivating and rewarding key employees who can directly influence the Company’s operating results.

Further details with respect to the Deferred Bonus Plan and voluntary deferrals under that Plan are provided in the “Introduction to 2008 Summary Compensation” beginning on page 22 and in the 2008 Nonqualified Deferred Compensation Table on page 29.

Retirement and Other Benefits

All employees of the Company are eligible to participate in the Company’s 401(k) Savings Plan and the Company’s disability plan.  In addition, the Named Executive Officers, and certain other employees, are eligible to participate in the Company’s Supplemental Income Protection Plan.

401(k) Savings Plan

Under the 401(k) Savings Plan, all Company employees, including the Named Executive Officers, earn the right to receive certain benefits upon retirement.  The Company matches employee contributions into the 401(k) Savings Plan seventy-five cents for every dollar up to 3% of the employee’s gross wages.

The Company believes that it is has an appropriately competitive 401(k) Savings Plan for all of its employees and therefore does not provide any additional retirement benefits to executives.

Supplemental Income Protection Plan

The Supplemental Income Protection Plan is a long-term disability plan that provides, among other things, 75% income replacement for total disability and return-to-work benefits such as rehabilitation services and recovery benefits to employees who earn over $60,000, and who have been assigned a bonus factor under the Bonus Plan of 3% or higher.  The Company affords this benefit to its key employees, including the Named Executive Officers, in order to provide competitive employee benefit programs and to help mitigate any loss of income by a key employee due to a long-term disability.

Health and Life Insurance

Health and life insurance benefits are provided to the Named Executive Officers on the same basis as they are provided to other employees of the Company.

Perquisites and Other Personal Benefits

The Committee has adopted and the Board has approved a policy of not providing perquisites to its executives unless they are also available to all other full-time employees of the Company.  For example, the Company does not provide payment or reimbursement for costs associated with the use of Company vehicles, aircraft, country club memberships, tax preparation and financial consulting fees or similar benefits frequently provided by other companies.  The Company believes that other elements of its compensation program sufficiently attract and retain superior employees for key positions and there is no present need to provide perquisites and other personal benefits frequently provided by other companies.

Employment Agreements

In general, it is the Company’s policy not to enter into employment agreements with, or provide executive severance benefits (other than change in control arrangements described below) to its executive officers.  As a result, the Named Executive Officers serve at the will of the Board of Directors.  The only exception to this policy is the individual employment agreement with Mr. Pettinella, which was originally entered into on May 17, 2004 and which was amended and restated effective January 1, 2007.  The amended and restated agreement provided that Mr. Pettinella would continue to serve as President and Chief Executive Officer of the Company until December 31, 2008.  Since neither party exercised their termination right, the agreement automatically renewed for an additional one-year term that ends on December 31, 2009.  No additional renewals are provided for under the agreement.  While Mr. Pettinella participates in the Company’s salary, annual and long-term incentive compensation programs under his agreement, the level of compensation, including stock option grants and restricted stock awards, are at the discretion of the Compensation Committee of the Board of Directors.

Mr. Pettinella, therefore, is not guaranteed any specific level of compensation during the term of his agreement.  However, he is assured of the payment of a multiple of his salary and bonus in the event that the agreement is terminated by the Company without cause or by Mr. Pettinella with good reason.  He also is to receive additional benefits under the Company’s Executive Retention Plan (described below) in the event his employment is terminated following a change in control.  The Committee and the full Board believe that Mr. Pettinella’s agreement is in the best interest of the Company and its stockholders in order to provide stability to the Company and that it is an appropriate expression of their confidence in Mr. Pettinella and represents a level of commitment to Mr. Pettinella that is necessary in order to retain the services of a talented executive in a competitive market.  Mr. Pettinella’s agreement also includes non-compete and confidentiality provisions, and the Committee and the full Board also believe that these commitments are of significant value to the Company and its stockholders.

Change in Control Arrangements

In 1999, the Committee and the full Board determined that it was in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of its key executives and employees in the event of a threat or occurrence of a change in control.  They continue to believe that it is in the best interests of the stockholders to diminish the inevitable distraction of these individuals because of personal uncertainties and risks created by the ongoing consolidation in the REIT industry and to encourage the executives’ full attention and dedication to the Company’s business currently and in the event of any threatened or pending change in control.  As a result, the Company adopted an Executive Retention Plan that provides for severance benefits to the Company’s officers, including the Named Executive Officers, and certain employees, upon a change in control.  The Committee and the full Board believe that the triggering events stipulated in the Executive Retention Plan for equity acceleration are appropriate so that key executives and employees remain with the Company despite a climate of industry consolidation.  The Committee and the full Board also have reviewed the change in control plans of the Industry Peer Group described above and determined that the arrangements under the Executive Retention Plan are competitive with those of other companies in the REIT industry.  This Plan provides the executives and other employees with compensation and benefits arrangements upon a change in control that are designed to assure that such attention and dedication are likely.  Severance benefits for the Named Executive Officers under the Executive Retention Plan provide that if within two years following a change in control, an executive’s employment is terminated by the Company other than for cause, or by the executive with good reason, or by the executive for any reason during a 30-day window following the one-year anniversary of the change in control, the executive is eligible to receive:  (1) two times base salary and two times the last bonus paid to the executive, (2) payment of accrued/deferred bonus amounts, and (3) a gross-up payment if the executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, but only in the amount necessary to pay any excise tax due on the severance payment.  In addition, all stock options and restricted stock outstanding become fully vested.

Pursuant to his employment agreement, the benefits to be paid to the Chief Executive Officer under the Executive Retention Plan are the same as those provided in the Executive Retention Plan to other Named Executive Officers, except that the Chief Executive Officer is paid three times his base salary and three times his last bonus.  The Committee believes that this level of change in control severance benefit is appropriate to ensure Mr. Pettinella’s full attention to the Company’s business and the stockholders’ best interests in light of the active consolidation environment in the REIT industry and in order to be competitive with the benefits provided by other companies in the REIT industry.

A more detailed description of the Executive Retention Plan and a schedule showing the amount of estimated payments and benefits payable to the Named Executive Officers upon various termination scenarios and a change in control are disclosed under “Potential Payments upon Termination or Change in Control” beginning on page 29.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s stockholders.  The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income.  The Compensation Committee’s compensation policy and practices therefore are not directly guided by considerations relating to Section 162(m).

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of Statement of Financial Accounting Standards No. 123R, Share Based Payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Leonard F. Helbig, III, Chair
Josh E. Fidler
Roger W. Kober
Clifford W. Smith, Jr.

2008 SUMMARY COMPENSATION

Introduction

As described in the Compensation Discussion and Analysis, the Named Executive Officers are compensated with a combination of salary, bonus, stock, non-equity incentive compensation and certain other benefits.  Perquisites are not provided to executives unless they are also available to all other full-time employees of the Company.

Of the Named Executive Officers, only Edward Pettinella has an Employment Agreement.  The level of salary, incentive compensation and equity grants are, pursuant to the terms of his Employment Agreement, to be determined by the Compensation Committee and approved by the Board.  There are no minimum or maximum levels provided in the Agreement.

Prior to 2009, the Compensation Committee (and, in the case of the Chief Executive Officer, the Board of Directors) approved salary adjustments at their February meetings.  The adjustments were effective in mid-March of each year.  The salaries listed therefore reflect the salary level approved the prior February for the period from January 1 to March 15 of the following year and the salary level approved in February of the relevant year for the period from March 16 to December 31 of that year.

Beginning in 2009, the Compensation Committee (and in the case of the Chief Executive Officer, the Board of Directors) will approve salary adjustments at their May meetings.  This will give the Compensation Committee the opportunity to review more current data for the peer companies.  It will also result in salary adjustments and equity grants being considered and approved at the same time.

The amounts listed in the table as the value of the stock awards and option awards reflect the Company’s  expense recognized for financial statement reporting purposes as described in footnotes (2) and (3) to the table.

Amounts listed in the table under Non-Equity Incentive Plan Compensation represent payments received by the Named Executive Officers under the Bonus Plan for services rendered in 2006, 2007 and 2008.  Payment of the 2008 amounts was approved by the Compensation Committee (and, in the case of the Chief Executive Officer, the Board of Directors) at their February 2009 meetings and payment was made on February 19, 2009.

Pursuant to the Deferred Bonus Plan, eligible employees, including the Named Executive Officers, can elect to defer up to 100% of their bonus under the Bonus Plan for three, five or ten years.  The Company matches 10% of the amount deferred (referred to as the “10% Company Match”), which amount vests after three years.  A "phantom" stock account is established for both amounts.  Each deferral and 10% Company Match is reflected by crediting those accounts with the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value as of the day before the bonus would otherwise have been paid.  The equivalent of dividends on those shares is also credited to the accounts at the time dividends are paid on the Company's Common Stock.  Shares that could be purchased with the hypothetical dividends are credited to accounts at the same price that shares are purchased for participants under the dividend reinvestment feature of the Company's DRIP.  Payments out of deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.

The following table sets forth the compensation paid to or earned by the Named Executive Officers during 2006, 2007 and 2008.  There are no amounts to report in the Bonus and Change in Pension Value and Nonqualified Deferred Compensation Earnings columns so they have not been included.  Annual cash incentives under the Company’s Bonus Plan are listed below under the Non-Equity Incentive Plan Compensation column.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Edward J. Pettinella,	2008	550,000	665,502	409,938	737,187	83,201	2,445,828
President and	2007	544,792	553,875	274,833	640,947	105,085	2,119,532
Chief Executive Officer	2006	519,792	426,535	187,650	680,459	102,617	1,917,053

David P. Gardner,	2008	320,000	307,897	135,766	296,943	43,018	1,103,624
Executive Vice President	2007	315,833	258,632	97,283	281,246	48,293	1,001,287
and Chief Financial Officer	2006	292,292	197,487	63,712	264,904	47,651	866,046

Ann M. McCormick,	2008	272,000	256,411	112,611	252,404	37,356	930,782
Executive Vice President,	2007	269,583	215,851	82,100	240,576	41,539	849,649
General Counsel & Secretary	2006	257,817	164,859	55,768	233,659	41,208	753,311

Scott A. Doyle,	2008	250,000	161,834	79,134	180,437	26,015	697,420
Senior Vice President	2007	247,917	133,707	59,390	157,055	27,136	625,205
	2006	238,542	101,017	41,491	168,148	27,098	576,296

John E. Smith,	2008	240,000	196,562	135,215	173,220	25,971	770,968
Senior Vice President	2007	236,875	126,879	78,394	150,060	25,775	617,983
	2006	220,833	80,638	44,076	155,665	23,892	525,104

(1)           Each of the Named Executive Officers contributed a portion of their salary to the Company’s 401(k) Savings Plan.

(2)           This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year indicated for the fair value of restricted stock granted in the year indicated as well as prior years, in accordance with SFAS 123R except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts represent the Company’s accounting expense for these awards and do not equal the value that will be received by the officers.  Fair value for restricted stock is calculated using the closing price of the Company’s Common Stock on the date of grant.  For additional information, refer to Note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC.  See the 2008 Grants of Plan-Based Awards Table on page 26 for information on restricted stock awards made in 2008.  To the extent that a Named Executive Officer has elected to participate in the Deferred Bonus Plan, this column also includes the value of the 10% Company Match as recorded on the Company’s financial statements.  Of the amounts listed in this column, the following amounts represent that Match for 2006, 2007 and 2008 respectively:  Mr. Gardner $2,928, $2,003 and $0; Mrs. McCormick $2,413, $3,378 and $2,275 and Mr. Doyle $2,172, $4,414 and $2,242.

(3)           This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year indicated for stock options granted to each of the Named Executive Officers, in accordance with SFAS 123R except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  These amounts represent the Company’s accounting expense for these awards, adjusted in accordance with the SEC rules, and do not equal the value that will be received by the officers.  For additional information on the valuation assumptions with respect to the 2008 grants as well as the grants made prior to 2008, refer to Note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC.  See the Grants of Plan-Based Awards Table for information on options granted in 2008.

(4)           Under SFAS 123R, the Company recognizes expense for the restricted stock and option awards based on the expected service period of the grantee.  For grant recipients that have met or exceeded the retirement eligible age, the expense is recognized upon grant.  For recipients approaching retirement eligible age, the expense is recognized ratably over the lesser of the term between the grant date and the expected retirement date or the vesting period.  The vesting period for restricted stock and option awards is 4 and 5 years, respectively, which is the expected service period assumption used for Mr. Gardner, Mrs. McCormick and Mr. Doyle.  Based on their ages, the expected service period assumption for Mr. Pettinella and Mr. Smith is 2.9 and 1.8 years, respectively.  A shorter vesting period results in more expense being recorded in the current period.

(5)           This column represents the payments received by the Named Executive Officers for services rendered in the year indicated pursuant to the Company’s Bonus Plan.  The bonus factors assigned to the Named Executive Officers for each year are as follows: Mr. Pettinella – 13%; Mr. Gardner – 9%; Mrs. McCormick – 9%; Mr. Doyle – 7% and Mr. Smith – 7%.  The following Named Executive Officer deferred a portion of the 2006, 2007 and 2008 payment pursuant to the Company’s Deferred Bonus Plan as follows: Mrs. McCormick $46,732, $0 and $0; and Mr. Doyle $67,259, $0 and $90,219.  The gross payment (before deferral) is listed in this column.

(6)           This column represents (a) $6,600, $6,750 and $6,900 for 2006, 2007 and 2008, respectively for each of the Named Executive Officers as the Company’s contribution under the Company’s 401(k) Savings Plan plus (b) dividends paid in 2006, 2007 and 2008, respectively on all shares of restricted stock held by each of the Named Executive Officers as follows:  Mr. Pettinella $96,017, $98,335 and $76,301; Mr. Gardner $40,171, $40,770 and $35,577; Mrs. McCormick $33,744, $33,737 and $29,293; Mr. Doyle $20,054, $19,697 and $18,302; and Mr. Smith $17,292, $19,025 and $19,071 plus (c) the value of all hypothetical dividends paid in 2006, 2007 and 2008, respectively on the 10% Company Match shares in the accounts of the following Named Executive Officers pursuant to the Company’s Deferred Bonus Plan:  Mr. Gardner $880, $773 and $541; Mrs. McCormick $864, $1,052 and $1,163; and Mr. Doyle $444, $689 and $813.

2008 GRANTS OF PLAN-BASED AWARDS

Introduction

All stock options and shares of restricted stock were issued pursuant to the Company’s 2008 Stock
Benefit Plan.

Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.  Individuals receiving restricted stock awards have voting rights and are entitled to receive dividends or dividend equivalents prior to vesting.

To further enforce the Company’s focus on long-term stock appreciation and support retention of key executive talent, stock options generally vest 20% per year over the first five years of the ten-year option term and restricted stock grants generally vest 25% per year over a four-year period.  However, in the event of termination of employment due to total disability, death, or retirement, stock options vest immediately and are exercisable for the lesser of one year or the remaining option term, except that for executive officers, stock options do not vest automatically upon retirement but continue to vest as scheduled.  Additionally, in the event the Company terminates the employment of an option holder for any reason except “good cause,” stock options held for more than one year prior to the termination date vest immediately and are exercisable for the lesser of one year or the remaining option term. Restricted stock vests upon termination of employment due to total disability or death.  In the event of retirement, restricted stock awards continue to vest as scheduled.  Upon a change in control, stock options and restricted stock outstanding as of the change in control date vest immediately.

The following table provides information about plan-based awards granted to the Named Executive Officers in 2008.  These awards consist of stock options, restricted stock, cash paid pursuant to the Bonus Plan and, if applicable, the value of the 10% Company Match made pursuant to the Deferred Bonus Plan.  There are no amounts to be reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column so it has not been included.

The stock options granted to the Named Executive Officers have the same term (ten years) and vesting (20% per year) as the options granted to other employees in 2008.  Restricted shares granted to the Named Executive Officers vest on the same terms as the restricted shares granted to other employees in 2008 (25% per year).

The phantom shares issued in connection with the 10% Company Match vest after three years.  The only criteria for vesting is continued employment.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

						All Other	All Other
						Stock	Option
						Awards:	Awards:
			Estimated Future			Number of	Number of	Exercise or	Grant Date Fair
			Payouts Under Non-Equity			Shares of	Securities	Base Price	Value of Stock
			Incentive Plan Awards(1)			Stock or	Underlying	of Option	and Option
			Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Plan Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)(4)	($)(5)

Edward J. Pettinella	Bonus Plan		286,000	572,000	858,000
	Stock Plan- Options	5/1/2008					81,929	52.56	481,497
	Restricted	5/9/2008				11,748			588,457

David P. Gardner	Bonus Plan		115,200	230,400	345,600
	Stock Plan- Options	5/1/2008					38,514	52.56	226,347
	Restricted	5/9/2008				5,523			276,647
Ann M. McCormick	Bonus Plan		97,920	195,840	293,760
	Stock Plan- Options	5/1/2008					31,546	52.56	185,396
	Restricted	5/9/2008				4,523			226,557
Scott A. Doyle	Bonus Plan		70,000	140,000	210,000
	Stock Plan- Options	5/1/2008					20,520	52.56	120,596
	Restricted	5/9/2008				2,942			147,365
	Deferred Bonus Plan	2/19/2009				341			9,016
John E. Smith	Bonus Plan		67,200	134,400	201,600
	Stock Plan- Options	5/1/2008					21,056	52.56	123,746
	Restricted	5/9/2008				3,019			151,222

(1)           These columns represent amounts that could have been paid to the Named Executive Officers under the Company’s Bonus Plan for services rendered in 2008.  That Plan is described in more detail in the “Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement.  The Bonus Plan does not provide for a “target” payout.  The median between the threshold and maximum is therefore included as the target.  The actual amounts paid in February 2009 for services rendered in 2008 are listed under 2008 in the Summary Compensation Table on page 24.

(2)           This column represents restricted stock awarded to each of the Named Executive Officers in 2008 and phantom shares credited to the deferred bonus account of Mr. Doyle, in connection with the 2008 10% Company Match under the Deferred Bonus Plan.  While the shares were credited in 2009 when the bonus relating to the 2008 service was paid, they are included in the table since they relate to 2008 compensation.  Only Mr. Doyle deferred any portion of his 2008 bonus.

(3)           This column represents options granted to the Named Executive Officers in 2008.

(4)           The exercise price is the closing price ($52.56) on the grant date (May 1, 2008) as provided in the 2008 Stock Benefit Plan.

(5)           For stock options, grant date fair value is calculated using the Black-Scholes formula.  For additional information on the valuation assumptions, refer to Note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2008.  For restricted stock, the grant date fair value is calculated using the closing price ($50.09) of a share of the Company’s Common Stock on the award date (May 9, 2008).  The grant date fair value for both the option grants and restricted stock awards are computed in accordance with SFAS 123R.  For Mr. Doyle, the value of the phantom shares is equal to the actual amount of 10% Company Match.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table provides information about unexercised options and restricted stock that has not vested, both of which were issued under the 2008 Stock Benefit Plan or previous stock benefit plans.  It also includes all phantom shares in the Named Executive Officers’ accounts under the Deferred Bonus Plan that were credited to the accounts as a result of the 10% Company Match but only to the extent that the phantom shares have not vested.  There are no unearned options or shares under the Company’s equity incentive plans so related columns are not included.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Edward J. Pettinella	100,000	-	27.010	02/07/11	27,179	(2)	1,103,467
	50,000	-	30.150	07/31/11
	50,000	-	34.650	08/05/12
	50,000	-	36.850	08/05/13
	44,000	11,000	38.830	08/03/14
	39,000	26,000	41.950	05/06/15
	26,000	39,000	51.060	05/04/16
	12,973	51,891	55.500	05/01/17
	-	81,929	52.560	05/01/18

David P. Gardner	15,000	-	31.375	08/01/10	13,390	(3)	543,634
	15,000	-	30.150	07/31/11
	15,000	-	34.650	08/05/12
	15,000	-	36.850	08/05/13
	12,000	3,000	38.830	08/03/14
	15,000	10,000	41.950	05/06/15
	10,000	15,000	51.060	05/04/16
	6,098	24,388	55.500	05/01/17
	-	38,514	52.560	05/01/18

Ann M. McCormick	12,599	-	31.375	08/01/10	11,142	(4)	452,365
	15,000	-	30.150	07/31/11
	15,000	-	34.650	08/05/12
	15,000	-	36.850	08/05/13
	12,000	3,000	38.830	08/03/14
	12,000	8,000	41.950	05/06/15
	8,000	12,000	51.060	05/04/16
	4,995	19,977	55.500	05/01/17
	-	31,546	52.560	05/01/18

Scott A. Doyle	920	-	31.375	08/01/10	7,169	(5)	291,061
	9,080	-	30.150	07/31/11
	10,000	-	34.650	08/05/12
	10,000	-	36.850	08/05/13
	10,000	2,500	38.830	08/03/14
	9,000	6,000	41.950	05/06/15
	6,000	9,000	51.060	05/04/16
	3,244	12,972	55.500	05/01/17
	-	20,520	52.560	05/01/18

John E. Smith	855	-	34.650	08/05/12	7,312	(6)	296,867
	10,000	-	36.850	08/05/13
	8,000	2,000	38.830	08/03/14
	9,000	6,000	41.950	05/06/15
	6,000	9,000	51.060	05/04/16
	3,568	14,269	55.500	05/01/17
	-	21,056	52.560	05/01/18

(1)           All option grants have a ten-year term. With the exception of Edward Pettinella's grant issued 2/7/01, which vested immediately, all option grants vest pro rata as to 20% of the option grant beginning on the first anniversary of grant date, thus the vesting dates for each of the option awards in this table can be calculated accordingly.

(2)           Mr. Pettinella's restricted stock will vest as follows:  2,477 shares on each of 5/1/2009, 5/1/2010 and 5/1/2011; 2,750 shares on each of 5/4/2009 and 5/4/2010 and 2,937 shares on each of 5/9/2009, 5/9/2010, 5/9/2011 and 5/9/2012.  Since the date of the table, December 31, 2008, 2,500 shares of restricted stock vested on 2/16/2009.

(3)           Mr. Gardner's restricted stock will vest as follows: 1,164 shares on each of 5/1/2009, 5/1/2010 and 5/1/2011; 1,500 shares on each 5/4/2009 and 5/4/2010; 1,381 shares on each of 5/9/2009, 5/9/2010 and 5/9/2011 and 1,380 shares on 5/9/2012.  Since the date of the table, December 31, 2008, 1,375 share of restricted stock vested on 2/16/2009.

(4)           Mrs. McCormick's restricted stock will vest as follows:  954 shares on each of 5/1/2009 and 5/1/2010; 1,250 shares on each of 5/4/2009 and 5/4/2010; 953 on 5/1/2011; 1,131 shares on each of 5/9/2009, 5/9/2010 and 5/9/2011 and 1,130 shares on 5/9/2012.  Since the date of the table, December 31, 2008, 1,125 shares of restricted stock vested on 2/16/2009.  Shares in Mrs. McCormick's deferred bonus account representing the 10% Company Match and hypothetical dividends on those shares have/will vest as follows:  50 shares on 2/22/2009 and 83 shares on 2/22/2010.

(5)           Mr. Doyle's restricted stock will vest as follows:  619 shares each on 5/1/2009, 5/1/2010 and 5/1/2011; 750 shares on each of 5/4/2009 and 5/4/2010; 736 shares on each of 5/9/2009 and 5/9/2011 and 735 shares on each of 5/9/2010 and 5/9/2012.  Since the date of the table, December 31, 2008, 750 shares of restricted stock vested on 2/16/2009. Shares in Mr. Doyle's deferred bonus account representing the 10% Company Match and hypothetical dividends on those shares will vest as follows:  120 shares on 2/22/2010.

(6)           Mr. Smith's restricted stock will vest as follows:  681 shares on each of 5/1/2009, 5/1/2010 and 5/1/2011; 875 shares on each of 5/4/2009 and 5/4/2010; 755 shares on each of 5/9/2009, 5/9/2010 and 5/9/2011 and 754 shares on 5/9/2012.  Since the date of the table, December 31, 2008, 500 shares of restricted stock vested on 2/16/2009.

OPTION EXERCISES AND STOCK VESTED IN 2008 TABLE

The following table provides information for each of the Named Executive Officers concerning the following events that occurred during 2008:  exercises of stock options, vesting of restricted stock and vesting of the phantom shares deposited in certain of the Named Executive Officer’s deferred bonus accounts as the 10% Company Match and dividends on the 10% Company Match.  The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares of stock (including phantom shares) that have vested and the aggregate dollar value realized upon vesting of stock (including phantom shares).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Edward J. Pettinella	-	-	24,028	1,152,685
David P. Gardner	960	23,467	8,717	422,182
Ann M. McCormick	-	-	7,176	347,471
Scott A. Doyle	10,000	258,277	4,062	197,629
John E. Smith	8,385	186,507	3,457	170,037

(1)           The dollar amount realized upon exercise was computed by multiplying the number of shares times the difference between the market price of the underlying securities and the exercise price of the options.

(2)           The aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

PENSION BENEFITS

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

A description of the Company’s Deferred Bonus Plan is included in the “Introduction to 2008 Summary Compensation” beginning on page 22.

Name	Executive Contributions in 2008($)(1)	Company Contributions in 2008($)(2)	Aggregate Earnings in 2008($)(3)	Aggregate Withdrawals/ Distributions in 2008 ($)(4)	Aggregate Balance at 12/31/2008($)(5)

Edward J. Pettinella	-	-	-	-	-
David P. Gardner	-	541	5,411	58,677	81,673
Ann M. McCormick	-	1,163	11,632	-	203,520
Scott A. Doyle	90,219	9,835	8,129	-	142,230
John E. Smith	-	-	-	-	-

(1)           This column represents deferral of a portion of the bonus paid under the Bonus Plan in February 2009 for services rendered in 2008.  The amount deferred was also reported in the Summary Compensation Table as a portion of the amount in the “Non-Equity Incentive Plan Compensation” column.

(2)           This column represents the amount of the 10% Company Match made in February 2009 relating to the amounts deferred as described in footnote (1) above (Mr. Doyle only) and the value of all hypothetical dividends paid in 2008 on all shares in the Named Executive Officer’s deferred bonus account as a result of a 10% Company Match.  Of the amounts listed above, the following amounts were also reported in the Summary Compensation Table for 2008:  Mr. Gardner $541; Mrs. McCormick $1,163 and Mr. Doyle $813.

(3)           This column represents the value of all hypothetical dividends on all shares in the Named Executive Officer’s deferred bonus accounts except for the shares related to the 10% Company Match which are already included as described in footnote (2) above.

(4)           The amounts listed in this column represent the value of the phantom stock on the issue date, which includes the value of the deferred amount, the 10% Company Match, hypothetical dividends reinvested and appreciation.

(5)           The total includes the following amounts also reported on the Summary Compensation Table for 2008:  Mr. Gardner $541; Mrs. McCormick $3,438; and Mr. Doyle $3,055.  It also includes the following amounts that were listed as “bonus” in prior years’ proxy statements:  Mr. Gardner $60,086; Mrs. McCormick $147,955; and Mr. Doyle $132,434.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Other than Mr. Pettinella, none of the Named Executive Officers have employment agreements which provide for any cash payment or other benefits in the event of the termination of employment.  Any rights that any of the Named Executive Officers have to such payments and benefits are the result of provisions in the various compensation plans that are available to certain other salaried employees of the Company.  Those compensation plans and the Named Executive Officers’ rights thereunder are described below.

    In addition to the rights available under those plans, Mr. Pettinella has contractual rights pursuant to the terms of his employment agreement.  Mr. Pettinella’s employment agreement provides that, if his employment is terminated by the Company without cause or by Mr. Pettinella for good reason, he is entitled to receive a lump sum amount equal to 2.9 times his base salary and incentive compensation for the year preceding the termination plus, in the year following termination, the amount of incentive compensation that he would have earned if he had been an employee on December 31 of the year of termination.  In addition, all options become exercisable and remain so for one year and all restricted shares held by Mr. Pettinella vest.  He also is entitled to the continuation of his fringe benefits until the earlier of:  (1) December 31, 2010, or (2) he receives equivalent benefits from a new employer.  In the event of a change in control, Mr. Pettinella is entitled to receive the benefits provided under the Executive Retention Plan (described below), except he would receive three times his base salary and bonus instead of two times as provided to certain other beneficiaries of that plan.  In the case of disability, death or retirement, Mr. Pettinella is only entitled to benefits generally provided to other salaried employees as described below.

Change in Control

The Company’s Executive Retention Plan provides for severance benefits and other compensation to virtually all of the corporate staff of the Company in the event of a change in control of the Company and a subsequent termination of their employment, either by the Company without cause or by the employee with good reason.  Certain officers of the Company, including the Named Executive Officers, have the right to receive benefits under the Executive Retention Plan if they elect to terminate their employment for any reason during a 30-day window following the one-year anniversary of the change in control.

The level of benefits to be received under the Executive Retention Plan varies depending on the bonus factor applied to the individual pursuant to the Company’s Bonus Plan.  In all cases, regardless of bonus factor, upon a change in control with termination of employment, either by the Company without cause or by the employee with good reason, or by certain officers during the 30-day window, all stock options and restricted stock vest.  In addition, in all cases, regardless of bonus factor,  employees are entitled to receive in a lump sum their base salary accrued through the termination date and to be paid in a lump sum all other amounts earned, accrued or deferred under the Bonus Plan and other compensation plans.

In addition to the above, upon a termination following a change in control, employees are entitled to receive in a lump sum a multiple of their current cash compensation ranging from a minimum of one month’s salary for every year employed (with a minimum of two months and a maximum of 24 months) up to a maximum of two times their current annual salary.  In addition, certain employees are entitled to receive two times the amount of the last paid bonus under the Bonus Plan.  The Named Executive Officers, along with approximately 40 other employees, are entitled to the maximum cash benefits.  Mr. Pettinella is entitled to three times salary and bonus pursuant to his employment agreement as described above.  In addition, the Named Executive Officers and other members of senior management are entitled to a gross-up payment, but only in the amount necessary to pay any excise tax due on the severance payment.

Stock Benefit Plans

Under the terms of the 2008 Stock Benefit Plan, in the event of the termination of employment by the Company without good cause, any options held for more than one year become fully exercisable and remain so for one year.  Upon disability, death or retirement, all options become fully exercisable and remain so for one year, except that options held by the executive officers, including the Named Executive Officers, do not vest upon retirement but continue to vest on their original terms.  Restricted shares, including those held by the Named executive officers, vest upon disability or death but remain in place on their original terms upon retirement.

No additional grants are being made under the Company’s prior three stock benefit plans, but there are awards still outstanding under those plans.  Under those plans, options held for more than six months by the Named Executive Officers become fully exercisable and remain so for three months (one year with respect to the 2003 Stock Benefit Plan) following a termination by the Company without good cause.  Upon death, disability or retirement, all options become fully exercisable and remain so for a period of one year in the case of disability and death and three months in the case of retirement.  Options and restricted stock issued under the 2003 Stock Benefit Plan and held upon retirement by executive officers, including the Named Executive Officers, receive the same treatment as under the 2008 Stock Benefit Plan.

Miscellaneous Benefits

The termination of employment for any reason also triggers certain events under the Company’s Deferred Bonus Plan and 401(k) Savings Plan.  In addition, the termination of employment, by reason of disability or death, triggers benefits under disability and life insurance plans provided by the Company.  The benefits payable to the Named Executive Officers under those plans are the same as those available to other salaried employees, so no amount in respect to those plans is reported on the table below.

The following table provides information about the estimated amounts to be paid to the Named Executive Officers upon termination or change in control.  The Named Executive Officers would not receive any payment in the event of a voluntary termination on their part or a termination for cause by the Company.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)		For Cause Termination ($)	Involuntary, Voluntary or Good Reason Termination (Change in Control) ($)	Retirement ($)	Death or Disability ($)

Edward J. Pettinella
Severance	-	3,453,746	(1)	-	3,572,841	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	19,470		-	1,122,937	101,500	1,122,937
Other Benefits	-	30,820	(3)	-	-	-	-

David P. Gardner
Severance	-	-		-	1,202,492	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	5,310		-	548,944	55,825	548,944
Other Benefits	-	-		-	-	-	-

Ann M. McCormick
Severance	-	-		-	1,025,150	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	5,310		-	452,275	45,675	452,275
Other Benefits	-	-		-	-	-	-

Scott A. Doyle
Severance	-	-		-	814,110	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	4,425		-	171,169	30,450	171,169
Other Benefits	-	-		-	-	-	-

John E. Smith
Severance	-	-		-	780,120	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	3,540		-	300,407	20,300	300,407
Other Benefits	-	-		-	-	-	-

(1)           This payment would be made pursuant to Mr. Pettinella’s employment agreement and is based on his 2008 salary and 2007 bonus paid in 2008.  This does not include the amount Mr. Pettinella would receive in the year following termination, which would equal the amount of incentive compensation that he would have earned if he had been employed on December 31 of the year of termination.

(2)           The vesting of options and restricted stock upon the occurrence of certain termination triggers is made in accordance with the terms of the 2008 Stock Benefit Plan, the Company’s prior stock benefit plans, or the Executive Retention Plan, as applicable.  For options, the amount listed represents the gain realized for unvested stock option grants as of December 31, 2008, using a year-end closing stock price of $40.60.  For restricted stock, the amount listed represents the number of unvested restricted shares as of December 31, 2008 multiplied by $40.60.

(3)           Under his employment agreement, Mr. Pettinella is entitled to a continuation of his fringe benefits until the earlier of:  (a) December 31, 2010; or (b) he receives equivalent benefits from a new employer.  This amount represents the estimated cost to the Company for continuing health, dental, executive long-term disability, standard long-term disability, life insurance and accidental death and dismemberment coverage for Mr. Pettinella from December 31, 2008 until December 31, 2010.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Management

The following table sets forth information as of February 28, 2009 regarding the beneficial ownership of shares of Common Stock by: (i) directors and Named Executive Officers of the Company; and (ii) directors and executive officers of the Company as a group.  The table also includes information relating to the number and percentage of shares of Common Stock and UPREIT Units beneficially owned by the persons included in (i) and (ii) above (such UPREIT Units are exchangeable into shares of Common Stock or cash at the election of the Company).  In preparing this table, the Company has relied on information supplied by its officers and directors and upon information contained in filings with the SEC.

Name of Owner	# of Shares Beneficially Owned(1)		% of Shares Outstanding(1)		#of Shares/ UPREIT Units Owned(2)	% of Shares/ UPREIT Units Outstanding(2)

Edward J. Pettinella(3)	577,834		1.739%		577,834	1.267%

Stephen R. Blank(4)	0		*		0	*

Josh E. Fidler(5)	8,663		*		525,770	1.162%

Alan L. Gosule(6)	33,245		*		33,245	*

Leonard F. Helbig, III(7)	67,063		*		67,063	*

Roger W. Kober(8)	25,379		*		25,379	*

Nelson B. Leenhouts(9)	106,379		*		310,603	*

Norman P. Leenhouts(10)	78,131		*		282,603	*

Clifford W. Smith, Jr.(11)	54,492		*		54,492	*

Paul L. Smith(12)	12,559		*		12,559	*

Amy L. Tait(13)	58,042		*		71,855	*

David P. Gardner(14)	171,346		*		174,852	*

Ann M. McCormick(15)	157,618		*		159,920	*

Scott A. Doyle(16)	89,382		*		89,382	*

John E. Smith(17)	66,567		*		66,567	*

All executive officers and
directors as a group (18 persons)	1,596,500	(18)	4.728	%(19)	2,541,924	5.507	(20)

*Less than 1%

(1)           Assumes that all currently exercisable options or options exercisable within 60 days (“Currently Exercisable Options”) issued to the person have been exercised and all shares of restricted stock issued to the person have vested.  The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised and that all of the shares of restricted stock issued to any other person have vested.  Does not include shares in certain of the listed individuals’ accounts pursuant to the Company’s Deferred Bonus Plan and the Director Deferred Compensation Plan.  Shares of Common Stock are issued on a one-for-one basis upon the expiration of the deferral periods.  None of the deferral periods expire within 60 days.

(2)           Same assumptions as footnote (1) plus assumes that UPREIT Units issued to the person have been exchanged for shares of Common Stock (on a one-for-one basis) and that for purposes of calculating the percentage the total number of shares assumes that all of the UPREIT Units issued to any other person have been exchanged for shares of Common Stock.

(3)           Includes 371,973 shares which may be acquired upon the exercise of Currently Exercisable Options and 24,679 shares of restricted stock.  Of the scheduled shares owned by Mr. Pettinella, 178,862 have been pledged as collateral.

(4)           Mr. Blank became a director of the Company on January 1, 2009.

(5)           Includes 750 shares which may be acquired upon the exercise of Currently Exercisable Options and 3,913 shares of restricted stock.  The Shares/UPREIT Units owned include 101,126 UPREIT Units held by Mr. Fidler’s wife as to which he disclaims beneficial ownership and 343,442 UPREIT Units owned by Morton J. Macks Family Limited Partnership (the “FLP”).  Mr. Fidler is the president of the corporate general partner of the FLP and has the authority in this capacity to buy and sell securities on behalf of the FLP.  Mr. Fidler’s proportionate interest in the FLP is 687 UPREIT Units.  He disclaims beneficial ownership of the balance of the UPREIT Units owed by FLP.

(6)           Includes 17,350 shares which may be acquired upon the exercise of Currently Exercisable Options and 3,038 shares of restricted stock.  There are 4,183 additional shares in Mr. Gosule’s account pursuant to the Director Deferred Compensation Plan.

(7)           Includes 10,350 shares which may be acquired upon the exercise of Currently Exercisable Options and 940 shares of restricted stock.  There are 12,241 additional shares in Mr. Helbig’s account pursuant to the Director Deferred Compensation Plan.  Mr. Helbig shares voting and dispositive power with his wife with respect to 4,532 shares.  Of the shares owned by Mr. Helbig, 18,000 have been pledged as collateral.

(8)           Includes 10,350 shares which may be acquired upon the exercise of Currently Exercisable Options and 2,038 shares of restricted stock.  There are 3,551 additional shares in Mr. Kober’s account pursuant to the Director Deferred Compensation Plan.

(9)           Includes 71,501 shares which may be acquired upon the exercise of Currently Exercisable Options and 2,764 shares of restricted stock.  There are 3,793 additional shares in Mr. Nelson Leenhouts’ account pursuant to the Deferred Bonus Plan.   The fourth column also includes 150,000 UPREIT Units owned by Home Leasing.  Nelson Leenhouts is a director, officer and sole stockholder of Home Leasing.  The fourth column also includes 50,000 UPREIT Units owned by Nelson Leenhouts’ spouse as to which he disclaims beneficial ownership.

(10)           Includes 50,748 shares which may be acquired upon the exercise of Currently Exercisable Options, 600 shares in custodial accounts for the benefit of Mr. Norman Leenhouts' grandchildren (as to which he disclaims beneficial ownership) and 2,606 shares of restricted stock.  There are 7,215 additional shares in Mr. Leenhouts’ account pursuant to the Director Deferred Compensation Plan.   The fourth column also includes 150,000 UPREIT Units owned by Knollwood Ventures, Inc.  Norman Leenhouts is a director, officer and stockholder of Knollwood Ventures, Inc.  Of the UPREIT Units owned by Knollwood Ventures, Inc., 140,000 have been pledged as collateral.  The fourth column also includes 50,000 UPREIT Units owned by Norman Leenhouts’ spouse as to which he disclaims beneficial ownership.

(11)           Includes 17,350 shares which may be acquired upon the exercise of Currently Exercisable Options and 940 shares of restricted stock.  Also includes 2,100 shares owned by Mr. Clifford Smith's children as to which he disclaims beneficial ownership.  There are 21,689 additional shares in Mr. Smith’s account pursuant to the Director Deferred Compensation Plan.

(12)           Includes 3,150 shares which may be acquired upon the exercise of Currently Exercisable Options and 3,913 shares of restricted stock  Of the shares owned, 5,096 have been pledged as collateral.

(13)           Includes 4,750 shares which may be acquired by Mrs. Tait upon the exercise of Currently Exercisable Options and 3,913 shares of restricted stock.  Also includes 5,036 shares held in a custodial account for Mrs. Tait’s minor children and 2,115 shares owned by Mrs. Tait's spouse as to which she disclaims beneficial ownership.  Mrs. Tait shares voting and dispositive power with respect to 15,000 shares with her spouse.  The fourth column also includes 11,195 UPREIT Units that Mrs. Tait owns individually, 2,548 UPREIT Units with respect to which she shares voting and dispositive power with her spouse and 70 UPREIT Units that her spouse owns and as to which Mrs. Tait disclaims beneficial ownership.    All of the jointly held shares and UPREIT Units have been pledged as collateral, as have 1,400 shares and 70 UPREIT Units owned by Mrs. Tait’s spouse and 26,821 shares and 11,195 UPREIT Units that Mrs. Tait owns individually.

(14)           Includes 103,098 shares which may be acquired upon the exercise of Currently Exercisable Options and 12,015 shares of restricted stock.  Mr. Gardner shares voting and dispositive power with his spouse with respect to 56,233 shares, all of which have been pledged as collateral.  The fourth column also includes 3,506 UPREIT Units owned by Mr. Gardner.  There are 2,061 additional shares in Mr. Gardner’s account pursuant to the Deferred Bonus Plan.

(15)           Includes 94,594 shares which may be acquired upon the exercise of Currently Exercisable Options and 9,884 shares of restricted stock.  Mrs. McCormick shares voting and dispositive power with her spouse with respect to 53,140 shares, all of which have been pledged as collateral.  The fourth column also includes 565 UPREIT Units that Mrs. McCormick owns individually and 1,737 UPREIT Units with respect to which she shares voting and dispositive power with her spouse.  There are 4,481 additional shares in Mrs. McCormick’s account pursuant to the Deferred Bonus Plan.

(16)           Includes 58,244 shares which may be acquired upon exercise of Currently Exercisable Options, 6,299 shares of restricted stock and 1,925 shares held in Mr. Doyle’s account under the Company’s 401(k) Savings Plan.  Of the shares owned by Mr. Doyle, 16,181 have been pledged as collateral.  There are 7,436 additional shares in Mr. Doyle’s account pursuant to the Deferred Bonus Plan.

(17)           Includes 37,423 shares which may be acquired upon exercise of Currently Exercisable Options, 6,812 shares of restricted stock and 937 shares held in Mr. John Smith’s account under the Company’s 401(k) Savings Plan.  Of the shares owned by Mr. Smith, 3,484 have been pledged as collateral.

(18)           Includes 910,096 shares which may be acquired upon the exercise of Currently Exercisable Options and 92,494 shares of restricted stock.  In addition to the shares pledged as collateral as indicated in the footnotes above, 21,255 shares have been pledged as collateral by other executive officers of the Company.

(19)           Assumes that all Currently Exercisable Options issued to all listed persons have been exercised and all shares of restricted stock issued to such persons have vested.

(20)           Same assumptions as footnote (19) plus assumes that all UPREIT Units issued to all listed persons have been exchanged for shares of Common Stock.

Security Ownership by Beneficial Owners of More than 5% of the Company’s Common Stock

The following table sets forth information regarding the beneficial ownership of Common Stock by each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of December 31, 2008.  In preparing this table, the Company has relied on information contained in filings with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock(1)

FMR, LLC 82 Devonshire Street Boston, MA 02109	3,886,761(2)	11.98%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,791,995(3)	8.61%

Barclays Global Investors, N.A. 45 Howard Street San Francisco, CA 94105	2,716,257(4)	8.38%

Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands	2,110,620(5)	6.51%

(1)           Percentage is based on actual number of shares outstanding as of December 31, 2008 and may be different than the percentage referenced in the reports described below.

(2)           Based on a report on Schedule 13G (Amendment No. 2) filed by FMR LLC on February 17, 2009 reflecting that FMR LLC beneficially owns and has sole dispositive power with respect to 3,886,761 shares and has sole voting power with respect to 1,085,270 shares.

(3)           Based on a report on Schedule 13G (Amendment No. 4) filed by The Vanguard Group, Inc. on February 13, 2009, reflecting that The Vanguard Group, Inc. beneficially owns and has sole dispositive power with respect to 2,791,995 shares and has sole voting power with respect to 39,532 shares.

(4)           Based on a report on Schedule 13G filed jointly by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, on February 5, 2009, reflecting that:  (a) Barclays Global Investors, N.A. beneficially owns and has sole dispositive power with respect to 988,847 shares and has sole voting power with respect to 885,330 shares; (b) Barclays Global Fund Advisors beneficially owns and has sole dispositive power with respect to 1,677,205 shares and has sole voting power with respect to 1,309,726 shares; (c) Barclays Global Investors, Ltd beneficially owns and has sole dispositive power with respect to 38,314 shares and has sole voting power with respect to 17,670 shares; and (d) Barclays Global Investors Japan Limited beneficially owns and has sole voting and dispositive power with respect to 11,891 shares.

(5)           Based on a report on Schedule 13G  filed by Stichting Pensioenfonds ABP (“SP”) on February 13, 2009 reflecting that SP beneficially owns and has sole voting and dispositive power with respect to 2,110,620 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE.  Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, except as follows:  the vesting of some shares of restricted stock held by Donald Hague, an executive officer of the Company, was inadvertently left off of a filing made on his behalf for another reportable event.  This was subsequently reported on a Form 4.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Company’s corporate headquarters are located in Clinton Square, a building that is owned by an entity in which Amy Tait, Nelson Leenhouts, Norman Leenhouts and members of their immediate families collectively have approximately a 75% interest.  The Operating Partnership and the building owner have entered into various leases for approximately 75,000 square feet.  The base rent payable by the Operating Partnership under the leases for 2008 was approximately $895,000, which remains unchanged for 2009.  The leases also require the Operating Partnership to pay its pro-rata portion of property improvements, real estate taxes and common area maintenance.  The leases were approved by the Corporate Governance/Nominating Committee and the Board of Directors.  The building is managed by Broadstone Real Estate, LLC, which receives a management fee from the building owner.  Norman Leenhouts is an owner of and Chairman of Broadstone Real Estate, LLC.  Amy Tait and her husband, Robert Tait, are both owners and directors of Broadstone Real Estate, LLC, as well as the Chief Executive Officer and President, respectively, of that entity.

The Board of Directors, in February 2007, approved the terms of an Employment Agreement with Nelson Leenhouts in which he agreed to continue in his leadership role in connection with the development activities of the Company.  During 2008, Mr. Leenhouts continued as an employee of the Company working as a liaison to the development team, but he did not have an employment agreement.  The base salary paid to Mr. Leenhouts for the period from January 1, 2008 to December 31, 2008 was $292,000.  In addition, Mr. Leenhouts was paid a bonus in the amount of $360,871 in February 2009 for services performed in 2008.  His salary and the amount of his bonus were approved by the Corporate Governance/Nominating Committee and the Board of Directors.  Mr. Leenhouts retains the right to receive a bonus in the amount of $61,250 in the event that certain municipal approvals are received in connection with one of the development projects.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

On an annual basis, each employee of the Company and each of the directors is required to provide a written acknowledgement that they have reviewed the Company’s Code of Business Conduct and Ethics.  If an employee or director, or member of their immediate family, is involved in any transaction or arrangement in which the Company is a participant, that individual is to provide a written disclosure of that transaction or arrangement.  Pursuant to the Company’s Related Party Transaction Policies and Procedures, any such disclosure provided by an executive officer or director is reviewed by the Corporate Governance/Nominating Committee of the Board and approved or disapproved.  In determining whether to approve such a transaction, the Committee takes into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement.

All related party transactions which are required to be reported in this Proxy Statement were approved by the Corporate Governance/Nominating Committee pursuant to that policy.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee has appointed and the Board of Directors has ratified the appointment of the accounting firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, L.L.P.) has served as the Company’s independent registered public accounting firm since commencement of the Company’s operations and is considered by the Audit Committee, the Board of Directors and management of the Company to be well qualified.  The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP.  If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm.  Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE 2009 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is composed entirely of independent directors as required by applicable securities laws and the current listing standards of the NYSE.  Its members are identified at the end of this report.  The Audit Committee operates under a written charter adopted by the Committee and the Board.

As described more fully in its Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  Among other matters, the Audit Committee is responsible for the selection and oversight of the Company’s independent registered public accounting firm.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls.  The independent registered public accounting firm is responsible for performing an integrated audit on the Company’s consolidated financial statements as well as on the effectiveness of the Company’s internal control over financial reporting in accordance with generally accepted auditing standards and for issuing a report thereon.  The Committee, in carrying out its role, relies on the Company’s senior management and its independent public accountants.

During 2008, the Committee met five times.  The Committee’s meetings include, no less frequently than quarterly, executive sessions with the Company’s independent registered public accounting firm without the presence of the Company’s management and executive sessions with the Company’s management without the presence of the Company’s independent registered public accounting firm.  The Committee also meets in executive session with the Company’s Vice President, Internal Audit without the presence of the Company’s management.

As part of its oversight responsibility, the Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, all annual and quarterly financial statements prior to their issuance.  Management advised the Committee that each set of the Company’s financial statements was prepared in accordance with generally accepted accounting principles and significant accounting and disclosure issues were reviewed with the Committee.  In addition, the Committee continued to monitor the scope and adequacy of the Company’s internal audit program.

The Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).  In addition, the Company’s independent registered public accounting firm provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Committee discussed with the independent registered public accounting firm their independence from management and the Company.

All audit and non-audit services provided by PricewaterhouseCoopers LLP and the fees paid by the Company with respect to such services have been reviewed and pre-approved by the Audit Committee, which has also considered whether the provision of any non-audit services is compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Paul L. Smith, Chair
Stephen R. Blank
Alan L. Gosule
Roger W. Kober

Principal Accounting Fees and Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm.  The Committee pre-approves on an annual basis the provision of certain audit, audit-related and tax services specifically described to the Committee.  Any additional engagements require separate pre-approval.  As permitted by the SEC’s rules, the Audit Committee has authorized its Chair, Paul Smith, to approve any additional non-audit services to be provided by the independent registered public accounting firm, provided that such service is permitted under applicable regulations and reported to the full Audit Committee at its next meeting.

All of the services described below for 2008 and 2007 were pre-approved by the Audit Committee.  The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintenance of the firm’s independence in the conduct of its audit function and determined that such services were compatible with the maintenance of independence.

Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2008 and 2007, were:

	2008	2007
Audit fees(1)	$840,597	$893,450
Audit-related fees(2)	9,000	55,000
Tax fees(3)	161,166	182,160
All other fees(4)	50,000	51,825
Total fees	$1,060,763	$1,182,435

(1)           Audit fees consisted of professional services rendered for the audits of the consolidated financial statements of the Company.

(2)           Audit-related fees consisted of assurance and related services related to SEC Regulation S-X Rule 3-14 audits performed in connection with property acquisitions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(3)           Tax fees consisted of services related to preparation of tax returns and claims for refunds $118,176 for 2008 and $102,760 for 2007 and tax planning and tax advice $42,990 for 2008 and $79,400 for 2007.

(4)           All other fees consisted of license fees for software developed by PricewaterhouseCoopers LLP that assisted with partner allocations for the Operating Partnership.

ADDITIONAL INFORMATION

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company.  In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities.  The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners.  The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s Proxy Statement and form of proxy for the 2010 Annual Meeting of Stockholders must be received by the Company by the close of business on December 3, 2009.  Any proposal received after January 4, 2010 will not, under the rules of the SEC, be considered timely for presentation at the 2010 Annual Meeting.  A proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy, and the proponent or a representative of the proponent must attend the annual meeting to present the proposal.

Form 10-K

Copies of the Form 10-K may be obtained without charge from Shareholder Services, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604.  A copy of the Form 10-K is also available through the Company’s Web site at www.homeproperties.com or from the SEC at its Web site at www.sec.gov.

Other Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting.  If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY.  PLEASE VOTE BY INTERNET, TELEPHONE OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED THEREON. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please mark your votes as indicated in this example **X**

	FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed	*EXCEPTIONS
PROPOSAL ONE - To elect the following persons as directors to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified.	☐	☐	☐

Nominees

01 Stephen R. Blank	05 Norman P. Leenhouts	09 Paul L. Smith
02 Josh E. Fidler	06 Nelson B. Leenhouts	10 Amy L. Tait
03 Alan L. Gosule	07 Edward J. Pettinella	
04 Leonard F. Helbig, III	08 Clifford W. Smith, Jr.	

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
PROPOSAL TWO - To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2009.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE ☐

Please mark, sign, date and return this proxy card using the enclosed envelope.

Signature ______________________ Signature ______________________ Date __________

NOTE: (Please sign above exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Home Properties, Inc.

INTERNET

http://www.proxyvoting.com/hme

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://www.homeproperties.com/Investors

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HOME PROPERTIES, INC.

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 5, 2009

The undersigned hereby appoints Edward J. Pettinella and David P. Gardner as Proxies with full power of substitution to represent the undersigned and to vote all Common Stock of Home Properties, Inc. which the undersigned would be entitled to vote at the 2009 Annual Meeting of Stockholders of the Company to be held on May 5, 2009 and any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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